SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

[X]	Filed by the Registrant
[ ]	Filed by a Party other than the Registrant

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

LANNETT COMPANY, INC.

---------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Proxy Statement

2023 Annual Meeting of

Stockholders

Lannett Company, Inc. 1150 Northbrook Drive, Suite 155 Trevose, Pennsylvania 19053 215-333-9000 www.lannett.com

December [  ], 2022

Dear Lannett Company, Inc. Stockholders:

It is my pleasure to invite you to the 2023 Annual Meeting of Stockholders of Lannett Company, Inc. which will be held on January [  ], 2023 at 9:00 a.m. Eastern Time, at the Company’s headquarters at 1150 Northbrook Drive, Trevose, PA 19053.

The purpose of the meeting is to (i) elect five members of our Board of Directors, (ii) vote to ratify the selection of Grant Thornton, LLP as our independent auditors, (iii) obtain an advisory vote on the compensation of the Company’s executive officers, (iv) approve a proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split as described further in this proxy statement, (v) approve one or more adjournments of the Annual Meeting to a later date or dates if necessary, and (v) transact such other business as may properly come before the Annual Meeting.

Your vote is important. Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement, in its entirety, and vote your shares. Please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided.

We look forward to your participation should you be able to attend our annual meeting.

Thank you.

December [ ], 2022	Patrick G. LePore
Trevose, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

1150 Northbrook Drive, Suite 155

Trevose, Pennsylvania 19053

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY [ ], 2023

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The 2023 Annual Meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation (the “Company” or “Lannett”), will be held on January [  ], 2023 at 9:00 a.m. Eastern Time, at the Company’s headquarters at 1150 Northbrook Drive, Trevose, PA 19053, for the following purposes:

1.	To elect five (5) members of the Board of Directors (the “Board”) to serve until the next Annual Meeting of Stockholders;
2.	To ratify the selection of Grant Thornton, LLP as independent auditors for the fiscal year ending June 30, 2023;
3.	To obtain a non-binding advisory vote on the compensation of the Company’s executive officers;
4.To approve a proposed amendment to our Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) at a ratio of between 1-for-3 and 1-for-5, inclusive, which ratio will be selected at the sole discretion of the Board of Directors (the “Board”) at any whole number in the above range, and, if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of our Common Stock by the selected Reverse Stock Split ratio;
5.To approve one or more adjournments of the Annual Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Reverse Stock Split proposal at the time of the Annual Meeting or in the absence of a quorum; and
6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Only stockholders of record at the close of business on November 28, 2022 are entitled to notice and to vote at the 2023 Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Please vote by following the instructions on the enclosed proxy card as promptly as possible so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted.

By Order of the Board of Directors

December [ ], 2022	Patrick G. LePore
Trevose, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY [ ], 2023

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Directors (the “Board”) of Lannett Company, Inc. (“Lannett” or the “Company”) in connection with the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on January [  ], 2023 at 9:00 a.m. Eastern Time, at the Company’s headquarters at 1150 Northbrook Drive, Trevose, PA 19053, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting. We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders on or about December [  ], 2022 to all stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the Annual Meeting in three ways:

●	You may attend the Annual Meeting and cast your vote in person; or
●	You may vote by internet or by phone by following the instructions set forth on the proxy card; or
●

You may vote by signing and returning the enclosed proxy card by mail. If you do so, the individual named on the card will vote your shares in the manner you indicate. You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania 19053, or by attending the meeting.

If you attend the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”), you will need to provide a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, November 28, 2022. As of the record date, there were [  ] shares of Lannett common stock outstanding. Stockholders are not entitled to cumulative voting in the election of Directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist. Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present by remote communication or by proxy at the Annual Meeting. Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter, except that the Reverse Stock Split will be approved by the affirmative vote of at least a majority of the shares entitled to vote on the matter. For any proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals. Approval of the Reverse Stock Split is considered a routine matter on which a broker or other nominee has discretionary authority to vote.

SOLICITATION OF PROXIES

The Company is soliciting your proxy in conjunction with the matters to be voted upon at the Annual Meeting. The Company will bear the cost of soliciting proxies from you. The solicitation of proxies may be by mail and direct communication with certain stockholders or their representatives by our officers, directors, and employees, who will receive no additional compensation therefor. We have engaged Georgeson LLC to assist with the solicitation of proxies for an estimated fee of $13 thousand plus reasonable out-of-pocket expenses. Refer to Appendix I of this proxy statement for a toll-free number where Georgeson LLC services can be reached.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. Any statements made in this Proxy Statement that are not statements of historical fact or that refer to estimated or anticipated future events are forward-looking statements. We have based our forward-looking statements on management’s beliefs and assumptions based on information available to them at this time. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue,” or the negative other variations thereof or comparable terminology, are intended to identify forward-looking statements. Such forward-looking statements reflect our current perspective of our business, future performance, existing trends and information as of the date of this filing. These include, but are not limited to our beliefs about future revenue and expense levels, growth rates, prospects related to our strategic initiatives and business strategies, express or implied assumptions about government regulatory action or inaction, anticipated product approvals and launches, business initiatives and product development activities, assessments related to clinical trial results, product performance and competitive environment, and anticipated financial performance. The statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution the reader that certain important factors may affect our actual operating results and could cause such results to differ materially from those expressed or implied by forward-looking statements. Lannett is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise and other events or factors, many of which are beyond our control, including those resulting from events, or the prospect of such events, such as public health issues including health epidemics or pandemics, such as the outbreak of the novel coronavirus (“COVID-19”), whether occurring in the United States or elsewhere, which could disrupt our operations, disrupt the operations of our suppliers and business development or other strategic partners, disrupt the global financial markets or result in political or economic instability. We believe the risks and uncertainties discussed under “Item 1A - Risk Factors” contained in the Company’s Annual Report on Form 10-K and from time to time in our SEC filings may affect our actual results.

We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. We also may make additional disclosures in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and in other filings that we may make from time to time with the SEC. Other factors besides those listed here could also adversely affect us.

BOARD OF DIRECTORS

The Role of the Board in Setting Purpose, Values and Strategy

The Board of Directors sets foundational values and strategies for the Company and relies on management to implement policies that support those values and achieve corporate goals.

The Chief Executive Officer, who is the only employee member of the Board of Directors, serves as a vital communication link between the Board and the executive team by providing regular strategic overviews that describe the most significant issues, risks and opportunities facing the Company. Business and functional leaders also provide regular updates so that the Board can review and discuss the risks and opportunities associated with the Company’s financial forecasts, business plan and operations.

Corporate Governance Profile

Board Summary	Executive Compensation Governance Practices
● Separate non-employee Chairman of the Board and CEO, with Lead Independent Director rules in place	● Emphasize variable incentives to align pay with performance
● Fully independent Audit Committee, Compensation Committee, and Governance & Nominating Committee	● Tie incentive compensation to multiple performance metrics
● Established Environmental, Social and Governance (“ESG”) Committee	● Incorporate a number of policies that mitigate against potential risk (e.g., clawback policy)
● Four of five director nominees are independent (one director nominee is the CEO)

Director Nominee Profile

The Company is focused on nominating a Board of Directors with a balance of functional expertise, leadership experience, high moral character, critical thinking, and a diversity of backgrounds and tenure necessary to effectively oversee the Company’s business. The Governance and Nominating Committee is responsible for developing the criteria and qualifications required for director nominations and used the Board Nominee Skills Matrix below in its nomination process. The Governance and Nominating Committee believes these six skills listed are the some of the most salient Board member qualifications for the next year – and for several years into the future. The table below displays the Board’s balance given the current nominees.

Board Nominee Skills Matrix
	Generic/Brand	Audit/Financial/
	Pharmaceutical	IT Security	Executive	Strategic Planning/	Corporate	International
Nominee	Expertise	Expertise	Leadership	R&D/Human Capital	Governance	Experience
Patrick G. LePore	✓		✓	✓
John C. Chapman		✓	✓			✓
Timothy C. Crew	✓		✓	✓		✓
David Drabik		✓		✓	✓
Melissa Rewolinski	✓			✓		✓

Annually, the Governance and Nominating Committee reviews the size of the Board and ensures that qualified candidates are included in the pool from which the Board nominees are chosen. The Committee also ensures that the pool of candidates includes diversity in regard to gender, ethnicity, tenure, skills and experience. In each new director search, the Governance and Nominating Committee instructs any search firm engaged to include candidates that identify as female and minority candidates.

The Governance and Nominating Committee considers several metrics related to Board composition when reviewing the size of the Board and qualifications of the nominees annually. This year, the director nominees maintain a balanced tenure position with four nominees having served five years or less in their positions and one nominee having served for over 10 years. The average tenure of the nominees is approximately six years. The average age of the Board nominees is 61 years old. The graphics below highlight additional key metrics reviewed by the Governance and Nominating Committee.

After many years of valuable service, Mr. Jeffrey Farber, will not be standing for re-election to the Board for 2023. In recognition of his vital contribution over many years as a board member and prior service as Chairman, the Board of Directors has appointed Mr. Farber as the Chair Emeritus. In that role, Mr. Farber will continue to provide guidance and expertise to the Board.

Three committees, including the Audit Committee, Compensation Committee and the Governance and Nominating Committee, will remain 100% independent if all nominees are re-elected at the stockholders meeting. The ESG Committee will be 75% independent.

Risk Management

Assessing and managing risk is the responsibility of management; however, the Board, through the Audit Committee, provides oversight and reviews various details regarding the Company’s risk mitigation efforts (i.e., Enterprise Risk Management or “ERM”). Through the Board’s committees, the Board maintains broad oversight over various functions within the Company. The Audit Committee, under its charter, reviews and discusses risk exposures and the steps management has taken to monitor and mitigate each risk. The Board is engaged in the Company’s strategic planning efforts, which include evaluating the objectives and risks associated with these initiatives.

The Company’s ERM is a fluid process that identifies, assesses, and mitigates actual and potential risks that may affect the Company’s ability to achieve its strategic objectives. Risk and strategy issues are used to develop annual, cross-functional risk mitigation and management plans. The plans are updated by the management leadership team on an ongoing basis with a particular focus on the high-risk areas. Management updates the Audit Committee on its ERM processes at the quarterly scheduled Board meetings. The plans are approved annually by the Board of Directors after input from a multidisciplinary group of executives and various committees, including the ESG Committee.

Sustainability

The ESG Committee is responsible for providing oversight of the Company’s ESG activities. The Board is ultimately responsible for ESG activities and provides strategic direction based on input from management, the Board’s ESG Committee, and outside stakeholders.

The ESG Committee’s review of ESG activities may include, but is not limited to:

a)	Environmental impact on air, land, water, ecosystems, and human health that may be created by business activities, with a view toward avoiding or minimizing such impact.
b)	Social matters, including promoting health and safety, creating a diverse workforce, encouraging labor-management relations, protecting human rights in our supply chain and focusing on product integrity, in order to increase morale and reduce turnover and absenteeism.
c)	Governance matters, particularly addressing diversity and inclusion.

Human Capital

The Company believes that an inclusive and diverse workforce is essential to the success of our employees in reaching their highest potential and the Company in reaching our short-term and long-term goals. Employment is based upon personal capabilities and qualifications without discrimination because of gender, race, national origin, ancestry, religion, age, color, physical or mental disability, sexual orientation, gender identity, transgender status, marital status, creed, arrest record, conviction record, citizenship status, veteran status, predisposing genetic characteristics, reproductive health decisions or any other characteristic protected by law. Below is a snapshot of key inclusion and diversity metrics related to the Company’s workforce as of June 30, 2022.

Board Diversity, Equity, & Inclusion

We believe that a Board comprised of Directors from diverse backgrounds promotes the inclusion of different perspective and ideas, makes good business sense, and makes for better corporate governance. When assessing Board composition or identifying suitable candidates for appointment or reelection to the Board, the Committee will consider candidates based on merit against objective criteria having due regard to the benefits of diversity and the needs of the Board. The list of candidates will include individuals with a variety of business experiences, from different geographies and of various ages, genders, and ethnicities. Annually, the Governance and Nominating Committee will review this policy and assess its effectiveness in promoting a diverse Board.

Corporate Governance

The Board is responsible for overall corporate governance, which includes, but is not limited to, providing oversight of the direction of the Company and management’s implementation of the Company’s strategic plan. The corporate governance guidelines are available at www.lannett.com. The Board and various committees of the Board meet regularly to discuss operating and financial reports presented by the Company, including but not limited to the Chief Executive Officer, Chief Financial Officer, and other members of management.

Code of Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all employees including the Company’s Board of Directors, Chief Executive Officer, Chief Financial Officer, Corporate Controller, and other key employees. The Code of Conduct is publicly available on our website at www.lannett.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver, including any implicit waiver, from a provision of the Code of Conduct to our Chief Executive Officer, Chief Financial Officer, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

Our Code of Conduct is a guide to build on our legacy. It is designed to guide members of the Lannett family to navigate ethical situations, interact ethically, make good decisions and handle workplace situations with integrity.

All employees at Lannett and its subsidiaries, including corporate officers and members of our Board of Directors, are required to read, understand and follow our Code of Conduct. Our employees undergo periodic training on the Company’s policies and procedures and, in addition to completing a required number of annual outside training credits, the Board undergoes annual compliance training by a compliance professional. Business partners, such as vendors, consultants and temporary employees who serve as an extension of the Company are expected to follow our lead in how we conduct business.

Anti-Hedging and Anti-Pledging Policy

The Board has established effective anti-hedging and anti-pledging policies. We have an insider trading policy which among other restrictions prohibits employees, officers and Directors, including Named Executive Officers (“NEOs”), from entering into short sales, calls or any other hedging transaction involving Lannett securities. In addition, the Board has a policy that prohibits Directors and NEOs from pledging Lannett stock. None of our Directors or NEOs have pledged Lannett stock as collateral for personal loans or other obligations.

Board Attendance

The members of the Board are expected to attend all Board meetings whether in person or via teleconference. Additionally, members of the Board are expected to attend the Annual Meeting.

The Board met six times during the fiscal year ended June 30, 2022 (“Fiscal 2022”). In addition to meetings of the Board, Directors attended meetings of individual Board committees. Each of the Directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during Fiscal 2022. All Directors were present at the 2022 Annual Meeting.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that a majority of our Directors should meet New York Stock Exchange (“NYSE”) independence requirements. A director will not be considered independent unless the Board determines that the director meets the NYSE independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director.

Our Board leadership structure is one under which Patrick G. LePore serves as the non-executive, independent Chairman of the Board. We currently have five other Directors, including Timothy C. Crew, Chief Executive Officer. Four of the six Directors currently serving on the Board of Directors are “independent” as defined by the NYSE. In addition, the non-management members of the Board of Directors meet regularly without management Directors or management personnel present.

The Board believes that the role of Chairman of the Board and Chief Executive Officer should be separate, and that the Chairman should not be an employee of the Company. The Board believes that this separation benefits the stockholders in the form of increased oversight. As further oversight, the independent Board members also meet throughout the year in executive sessions where neither management personnel nor other non-independent Directors are present. In the Company’s case, this excluded Jeffrey Farber and Timothy C. Crew, Chief Executive Officer.

Overall, we believe that the separation of the Chairmanship and Chief Executive Officer positions, our strong committee system, and regular non-management director and independent director meetings allow for effective Board oversight of management.

Communicating with the Board of Directors

Interested persons may contact the non-management Directors by sending written comments to 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania 19053 Attn: Board of Directors. The original communication as addressed, or a summary of the submissions will be forwarded to the Directors for discussion in the next Directors meeting. If a summary of the communication is provided, the original communication will be maintained on file and available for the Directors’ review upon request.

Board Committees

In Fiscal 2022, the Board had four permanent committees - Audit Committee, Compensation Committee, Governance and Nominating Committee and ESG Committee. There were twelve (12) Audit Committee meetings, six (6) Compensation Committee meetings, four (4) Governance and Nominating Committee meetings and three (3) ESG Committee meetings held during Fiscal 2022. The following table shows the Directors who are currently members of each permanent Board Committee:

		Compensation	Governance and
Name	Audit Committee	Committee	Nominating Committee	ESG Committee
John C. Chapman	Chairman	Member	—	Member
Timothy C. Crew	—	—	—	Chairman
David Drabik	Member	Chairman	Chairman	Member
Jeffrey Farber	—	—	—	—
Patrick G. LePore, Chairman of the Board	—	—	Member	—
Melissa Rewolinski	Member	Member	Member	Member

The Audit Committee has responsibility for overseeing the Company’s financial reporting process on behalf of the Board. In addition, Audit Committee responsibilities include, but are not limited to, selection of the Company’s independent auditors, conferring with the independent auditors regarding their audit of the Company’s Consolidated Financial Statements, pre-approving and reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls. The Company has outsourced its annual Sarbanes-Oxley compliance testing and evaluation to Pricewaterhouse Coopers, LLP (“PwC”) and will engage PwC for other risk mitigation services from time to time as needed. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com. The charter describes the nature and scope of the Audit Committee’s responsibilities. All members of the Audit Committee are independent Directors as defined by the rules of the NYSE. See “Report of the Audit Committee.”

Financial expert on Audit Committee The Board has determined that John C. Chapman, current director and Chairman of the Audit Committee, is the Audit Committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

Information Security Experience on the Audit Committee The Audit Committee is responsible for overseeing management’s controls over information security. The Audit Committee meets at least quarterly with the Company’s IT management and performs a review of our cybersecurity controls to ensure routine metrics, monitoring reports, and annual internal and external assessments are included. Additionally, the Audit Committee meets with the Company’s independent auditors regarding their annual audit procedures, which include information security. John Chapman has information security experience. Pursuant to the Audit Committee charter, the Audit Committee is briefed periodically on the status of the Company’s systems and processes to ensure that the Company’s electronic information is not compromised. There have not been any breaches of Company information systems in the last three years and the Company, which maintains a cyber security insurance policy, has not paid any expenses or penalties related to any information breaches.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation of the executive officers of the Company. For a discussion on the Compensation Committee’s process and factors used in determining executive compensation refer to “Compensation Discussion and Analysis” starting on page 16. The Compensation Committee also administers the Company’s equity compensation plans. The Compensation Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com. All members of the Compensation Committee are independent Directors as defined by the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation No member of the Compensation Committee during Fiscal 2022 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or Board of any company that employed any member of the Company’s Compensation Committee or Board.

The Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and for recommending such individuals for nomination. All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity. Other factors considered in identifying and evaluating candidates include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Governance and Nominating Committee performs a robust review, which includes collection of outside information, to include publicly available information and all other relevant information available to determine if the person should be considered further. Once this determination has been made the person is contacted. If the person expresses a willingness and interest to be considered to serve on the Board, the Governance and Nominating Committee will request further information from the candidate including resumes, references and other relevant information. A formal interview process is then held. The Governance and Nominating Committee will then consider all information, qualifications, and accomplishments, including comparisons to other potential candidates before making its final decision.

The Governance and Nominating Committee will also consider candidates recommended by stockholders. All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Governance and Nominating Committee or recommended by a stockholder. To have a candidate considered by the Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

●	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of ownership; and
●

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be considered as a director nominee if recommended by the Governance and Nominating Committee to the Board and nominated by the Board to be included in the Proxy Statement for election at the Annual Meeting.

The stockholder recommendation and information described above must be sent to the Company at 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania 19053, and must be received not less than 90 days prior to the anniversary date of the Company’s most recent Annual Meeting.

The Governance and Nominating Committee is responsible for overseeing the leadership development plans for succession of the CEO and other executive officers (or the “Succession Plan”). Annually, the CEO shall report to the Committee on this topic and shall provide such committee with recommendations and evaluations of potential successors. The CEO shall recommend who should assume the position of interim CEO in the event of an emergency. The Committee shall review the Succession Plan periodically, develop and evaluate potential candidates for CEO and other executive officer positions and recommend to the Board any changes to and any candidates for succession under the Succession Plan.

The Governance and Nominating Committee conducts an annual evaluation of the Board and its Committees. In the past, the Board has employed the National Association of Corporate Directors (the “NACD”) to assist with evaluations and to provide a template for best practices in Board evaluations, which the Committee currently uses. The Committee also requires that Board members complete a certain number of hours of continuing education training annually. Lastly, the Governance and Nominating Committee maintains a comprehensive, new director orientation program, which includes meetings with senior executives and other relevant personnel.

The Governance and Nominating Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com. All members of the Governance and Nominating Committee are independent Directors as defined by the rules of the NYSE.

The ESG Committee is responsible for providing oversight of the Company’s ESG activities and evaluation of risks that may arise from these activities. The members of the ESG Committee are Timothy Crew, John Chapman, David Drabik, and Melissa Rewolinski. Timothy Crew currently serves as the Chairman of the ESG Committee. Refer to the discussion starting on page 6 for further details on the responsibilities of the ESG Committee.

The ESG Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE, non-management independent Directors meet at regularly scheduled executive sessions without management participation. At least once a year, an executive session is held with only independent Directors. Executive sessions are chaired by the non-executive, independent, Chairman of the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent Directors (as defined in section 303(A) of the NYSE listing company manual) and maintains a written charter in accordance with rules of the NYSE.

Management is primarily responsible for the Company’s financial statements and related internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an audit of the Company’s Consolidated Financial Statements. The Audit Committee’s responsibility is to monitor the Company’s financial reporting and internal control processes and to review the performance and independence of the Company’s independent registered public accounting firm.

Management has represented to the Audit Committee that the Company’s Consolidated Financial Statements were prepared, in all material respects, in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the Consolidated Financial Statements with management and the independent registered public accounting firm.

The Audit Committee has received from its independent registered public accounting firm written communications regarding the matters required to be discussed with the Audit Committee. These matters included information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) critical audit matters that related to accounts or disclosures that were material to the financial statements and involved their especially challenging, subjective or complex judgment, (v) any significant accounting adjustments, (vi) any disagreements with management and (vii) any difficulties encountered in performing the audit. The Committee discussed these matters with the Company’s independent registered public accounting firm, with and without management present.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board, and the Audit Committee discussed the firm’s independence with the independent registered public accounting firm. The Audit Committee also pre-approved all Fiscal 2022 audit and non-audit services and fees and concluded that the non-audit services performed, and related fees did not impair the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s discussions and reviews referred to above, the Audit Committee recommended that the audited Consolidated Financial Statements be included in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 as filed with the Securities and Exchange Commission.

Audit Committee:

John C. Chapman (Chairman)
David Drabik
Melissa Rewolinski

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 31, 2022, information regarding the security ownership of the Directors and certain executive officers of the Company and of persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock. Although some grants of restricted stock under the Company’s 2014 and 2021 Long-Term Incentive Plans (“LTIPs”) vest equally over time from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

Name and Address of
Beneficial Owner /		Excluding Options (*)					Including Options (**)
Director / Executive		Shares Held	Shares Held	Total		Percent of	Number of		Percent of
Officer	Office	Directly	Indirectly	Shares		Class	Shares		Class

John M. Abt	VP and Chief Quality,
1150 Northbrook Drive, Suite 155	Information Technology ("IT") and
Trevose, Pennsylvania 19053	Operations Officer	118,825	—	118,825	(1)	0.28%	175,077	(1), (2)	0.41%

Maureen Cavanaugh	Senior VP & Chief
1150 Northbrook Drive, Suite 155	Commercial Operations
Trevose, Pennsylvania 19053	Officer	143,896	—	143,896	(3)	0.33%	223,500	(3), (4)	0.52%

John Chapman
1150 Northbrook Drive, Suite 155
Trevose, Pennsylvania 19053	Director	154,324	—	154,324		0.36%	154,324		0.36%

Timothy Crew
1150 Northbrook Drive, Suite 155
Trevose, Pennsylvania 19053	Chief Executive Officer	589,291	—	589,291	(5)	1.37%	895,490	(5), (6)	2.08%

David Drabik
1150 Northbrook Drive, Suite 155
Trevose, Pennsylvania 19053	Director	108,332	—	108,332		0.25%	108,332		0.25%

Jeffrey Farber
1150 Northbrook Drive, Suite 155
Trevose, Pennsylvania 19053	Director	2,006,014	1,650,454	3,656,468	(7)	8.50%	3,656,468	(7)	8.50%

David Farber
1150 Northbrook Drive, Suite 155
Trevose, Pennsylvania 19053		1,912,511	893,424	2,805,935	(8)	6.53%	2,805,935	(8)	6.53%

Samuel H. Israel
1150 Northbrook Drive, Suite 155
Trevose, Pennsylvania 19053	Chief Legal Officer and General Counsel	156,644	—	156,644	(9)	0.36%	247,978	(9), (10)	0.58%

John Kozlowski	VP of Finance,
1150 Northbrook Drive, Suite 155	Chief Financial Officer and
Trevose, Pennsylvania 19053	Principal Accounting Officer	131,798	—	131,798	(11)	0.31%	214,532	(11), (12)	0.50%

Patrick G. LePore
1150 Northbrook Drive, Suite 155
Trevose, Pennsylvania 19053	Chairman of the Board, Director	487,145	—	487,145		1.13%	487,145		1.13%

Melissa Rewolinski
1150 Northbrook Drive, Suite 155
Trevose, Pennsylvania 19053	Director	93,259	—	93,259		0.22%	93,259		0.22%

All directors and executive officers as a group
(10 persons)		3,989,528	1,650,454	5,639,982		13.12%	6,256,105		14.55%

(1)	Includes 46,730 unvested shares received pursuant to restricted stock awards granted in July 2019, July 2020, September 2020 and July 2021.
(2)

Includes 1,970 vested options to purchase common stock at an exercise price of $59.20 per share, 1,155 vested options to purchase common stock at an exercise price of $31.30 per share, 2,759 vested options to purchase common stock at an exercise price of $17.40 per share, 6,454 vested options to purchase common stock at an exercise price of $12.20 per share, 24,382 vested options to purchase common stock at an exercise price of $6.57 per share and 19,532 vested options to purchase common stock at an exercise price of $5.95.

(3)Includes 64,134 unvested shares received pursuant to restricted stock awards granted in July 2019, July 2020 and July 2021.

(4)	Includes 51,450 vested options to purchase common stock at an exercise price of $6.57 per share and 28,154 vested options to purchase common stock at an exercise price of $5.95.
(5)	Includes 215,458 unvested shares received pursuant to restricted stock awards granted in July 2019, July 2020 and July 2021.

(6)

Includes 32,103 vested options to purchase common stock at an exercise price of $23.65 per share, 21,626 vested options to purchase common stock at an exercise price of $12.20 per share, 156,052 vested options to purchase common stock at an exercise price of $6.57 per share and 96,418 vested options to purchase common stock at an exercise price of $5.95 per share.

(7)

Includes 764,412 shares held by the Jeffrey Farber Family Foundation which is managed by Jeffrey Farber. Jeffrey Farber disclaims beneficial ownership of these shares. Includes 30,000 shares held by the Jeffrey and Jennifer Farber Family Foundation which is managed by Jeffrey Farber. Jeffrey Farber disclaims beneficial ownership of these shares. Includes 73,408 shares held by Jeffrey Farber as custodian for his children and 82,634 shares held as joint custodian with David Farber for a relative. Jeffrey Farber disclaims beneficial ownership of these shares. Includes 700,000 shares held by a Grantor Retained Annuity Trust, in which Jeffrey Farber is the trustee.

(8)

Includes 652,630 shares held by David Farber as joint custodian with his children, 158,160 shares held as trustee for his children and 82,634 shares held as joint custodian with Jeffrey Farber for a relative. David Farber disclaims beneficial ownership of these shares.

(9)	Includes 60,334 unvested shares received pursuant to restricted stock awards granted in July 2019, July 2020 and July 2021.
(10)

Includes 2,759 vested options to purchase common stock at an exercise price of $17.40 per share, 13,665 vested options to purchase common stock at an exercise price of $12.20 per share, 48,427 vested options to purchase common stock at an exercise price of $6.57 per share and 26,483 vested options to purchase common stock at an exercise price of $5.95 per share.

(11)	Includes 56,817 unvested shares received pursuant to restricted stock awards granted in July 2019, July 2020, September 2020 and July 2021.
(12)

Includes 9,334 vested options to purchase common stock at an exercise price of $13.86 per share, 4,200 vested options to purchase common stock at an exercise price of $34.77 per share, 9,953 vested options to purchase common stock at an exercise price of $12.20 per share, 34,500 vested options to purchase common stock at an exercise price of $6.57 per share and 24,747 vested options to purchase common stock at an exercise price of $5.95 per share.

*   Percent of class calculation is based on 43,002,613 outstanding shares of common stock at October 31, 2022.

** Assumes that all options exercisable within sixty days of October 31, 2022 have been exercised.

As of October 31, 2022, there are no other shareholders known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during Fiscal 2022, all filing requirements applicable to its officers, Directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner.

DIRECTORS AND OFFICERS

The Directors and executive officers of the Company are set forth below:

	Age	Position
Directors:

Patrick G. LePore	67	Chairman of the Board

John C. Chapman	68	Director

Timothy C. Crew	61	Director

David Drabik	54	Director

Jeffrey Farber	62	Director

Melissa Rewolinski	53	Director

Officers:

Timothy C. Crew	61	Chief Executive Officer

John Kozlowski	50	Vice President of Finance, Chief Financial Officer and Principal Accounting Officer

John M. Abt	57	Vice President and Chief Quality, IT and Operations Officer

Maureen M. Cavanaugh	63	Senior Vice President and Chief Commercial Operations Officer

Samuel H. Israel	61	General Counsel and Chief Legal Officer

Patrick G. LePore — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. LePore.

John C. Chapman — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Chapman.

Timothy C. Crew — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Crew.

David Drabik — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Drabik.

Jeffrey Farber was appointed a Director of the Company in May 2006 and was appointed Chairman of the Board of Directors in July 2012. In July 2018, Patrick LePore succeeded Jeffrey Farber as the Chairman of the Board. Jeffrey Farber joined the Company in August 2003 as Secretary. Since 1994, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor. Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years. At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the Midwest division. Mr. Farber also spent time working at Major’s manufacturing division, Vitarine Pharmaceuticals, where he served on its Board of Directors. Mr. Farber graduated from Western Michigan University with a Bachelor of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University. Mr. Farber will not be standing for re-election to the Board for 2023.

Melissa Rewolinski — See “Proposal No. 1 - Election of Directors” for information pertaining to Dr. Rewolinski.

John Kozlowski joined the Company in 2009 and was promoted in 2010 to Corporate Controller. In 2016, Mr. Kozlowski was promoted to Vice President Financial Operations & Corporate Controller. In October 2017, Mr. Kozlowski was promoted to Chief Operating Officer. In April 2018, Mr. Kozlowski was promoted to Chief of Staff and Strategy Officer. Mr. Kozlowski was appointed as the Vice President of Finance and Chief Financial Officer in August 2019. In July 2020, Mr. Kozlowski was also appointed the Principal Accounting Officer. Prior to joining the Company, Mr. Kozlowski served in senior finance and accounting roles for Optium Corporation and Finisar Australia. He earned a Bachelor of Arts degree in finance from James Madison University and a Masters of Business Administration degree from Rider University.

John M. Abt joined the Company in March 2015 as Vice President of Quality and was promoted to Vice President and Chief Quality and Operations Officer in April 2018. In December 2021, Mr. Abt was also appointed Chief IT Officer. Prior to joining the Company, Mr. Abt held senior level positions in both quality and operations and has extensive knowledge in pharmaceutical manufacturing, quality, strategy, business improvement and site transformation. Prior to joining the Company, he most recently served as Teva Pharmaceuticals’ Vice President Global Quality Strategy, overseeing the development and implementation of strategy and associated initiatives for the global quality organization. Before that, he held a number of leadership positions of increasing responsibility in operations, continuous improvement, quality systems and compliance. He earned his Doctorate in Business Administration from Temple University, Masters of Administrative Science in Business Management from Johns Hopkins University and a Bachelor of Science in Biochemistry from Niagara University.

Maureen M. Cavanaugh joined the Company in May 2018 as Senior Vice President and Chief Commercial Operations Officer. Prior to joining the Company, Ms. Cavanaugh spent 11 years at Teva, most recently as Senior Vice President, Chief Commercial Officer, North American Generics. Earlier at Teva, Ms. Cavanaugh served as Senior Vice President and General Manager, U.S. Generics and before that held a variety of positions in sales, marketing and customer operations. Ms. Cavanaugh also previously served as Senior Director of Marketing at PAR Pharmaceuticals, as Director, Product Management and Marketing Research at Sandoz Inc., and held a number of finance, sales and marketing operations positions at Bristol Myers-Squibb. Ms. Cavanaugh earned a Bachelor of Science in Business Administration degree from LaSalle University and a Masters of Business Administration degree from Rider University.

Samuel H. Israel joined the Company in July 2017 as General Counsel and Chief Legal Officer. Prior to joining Lannett, Mr. Israel was a partner with Fox Rothschild LLP, a national, full-service law firm, with 29 offices that provide services in more than 70 practice areas, since 1998. He served as chair of the firm’s Pharmaceutical and Biotechnology Practice and handled a variety of commercial litigation matters. Mr. Israel earned a Bachelor of Science degree in Chemical Engineering from the University of Pennsylvania and a Juris Doctor degree with honors from Rutgers University School of Law.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past ten years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our Fiscal 2022 Executive Compensation Program. It provides an overview of the compensation program for the following Named Executive Officers (“NEOs”) and how the Compensation Committee of the Board of Directors (“the Committee”) made its decisions for our 2022 Fiscal Year.

NEO	Title/Role
Timothy C. Crew	Chief Executive Officer (“CEO”)
John Kozlowski	Vice President of Finance, Chief Financial Officer and Principal Accounting Officer
Maureen Cavanaugh	Senior Vice President and Chief Commercial Operations Officer
Samuel H. Israel	Chief Legal Officer and General Counsel
John Abt	Vice President and Chief Quality, IT and Operations Officer

Say on Pay Results in 2022

At our annual stockholders meeting in January 2022, our stockholders approved the “say-on-pay” proposal, with approximately 90% of votes cast in support of our executive compensation program

Although this vote is non-binding, its outcome, along with stockholder feedback and the competitive business environment, plays an important role in how the Committee makes decisions about the program’s structure. To this end, the Committee periodically conducts reviews of the Executive Compensation Program, monitors industry practices and seeks feedback from some of our largest investors. Based in part on this feedback, the Committee introduced performance shares tied to the Company’s three-year total stockholder returns (“TSR”) relative to companies in the S&P Pharmaceuticals Select Industry Index as part of the long-term incentive program for NEOs in Fiscal 2018 and, has increased the weighting on performance-based long-term incentives over time. In Fiscal 2022, the Committee added additional metrics and increased the performance share weighting to 50% of total target award opportunities, with half tied to three-year relative TSR and half to strategic portfolio goals over the three-year measurement period. The Committee also added a provision for the relative TSR component capping performance share award funding at target if we outperform comparator companies but our absolute TSR is negative. To help manage equity plan share usage, a cash-based long-term incentive (“Cash LTIP”) component was also added to the long-term incentive program for NEOs in Fiscal 2022, with awards tied to absolute stock price performance over the three-year measurement period. The Fiscal 2022 Annual Bonus Plan for NEOs included a new component tied to the internal development of a report outlining the Company’s ESG strategy and practices. It also included a new component tied to various deferred strategic goals relating to product development and regulatory milestones. Our executive compensation program for NEOs continues to place a significant emphasis on performance-based variable pay tied to key strategic objectives. We also maintain stock ownership requirements for executive officers and non-employee Directors, and, in Fiscal 2021, our Board of Directors approved an expanded compensation recovery or “clawback” provision amending all executive officer employment contracts in the event of the need for a restatement of financial statement arising from fraud or misconduct. We believe these actions demonstrate our responsiveness to stockholder feedback and our ongoing commitment to aligning executive pay with performance and long-term value creation.

The following pages of this CD&A highlight performance results since Fiscal 2019 that have had a direct impact on the compensation paid to our NEOs over the same period of time. It looks specifically at the performance measures used in the short- and long-term incentive awards under the Executive Compensation Program that the Committee believes drive stockholder value. It also describes approved changes for Fiscal 2023 to further align our Executive Compensation Program with our objectives, near-term and longer-term strategic priorities, and best competitive practice.

A Word About Risk

The Committee believes that incentive plans, along with the other elements of the Executive Compensation Program, provide appropriate rewards to our NEOs to keep them focused on our goals. The Committee also believes that the program’s structure, along with its oversight, continues to provide a setting that does not encourage the NEOs to take excessive risks in their business decisions.

Executive Summary

Business Highlights

Fiscal 2022 was another year of significant challenges as well as strategic accomplishments that we believe will position the Company for future growth and value creation. Our financial results and in-line and new product launches were adversely impacted by ongoing competitive pressures within the generic pharmaceuticals industry, organizational and portfolio restructuring actions, and, to a lesser extent, supply chain and inflationary pressures. We did not achieve budgeted financial goals, with year over year declines in net sales and profitability, which excludes certain impairment charges. As a result of a significant decline in our stock price, we received notice that we are no longer in compliance with the NYSE continued listing requirements. The NYSE has accepted our plan to regain compliance within an 18-month cure period and we plan to maintain regular contact with the exchange during that period. Despite these challenges, we continued to maintain and streamline our operations, rationalize our product portfolio and mix, and provide safe, high quality medications to customers and patients. We continued to successfully execute on our strategy of enhancing our core business, building our R&D pipeline, expanding strategic alliances, and reducing costs. We launched a total of five new products during Fiscal 2022, down considerably from double-digit annual launches in prior years due to refocusing our portfolio away from lower expected value of certain products, market and financial pressures, and our focus on advancing our longer-term durable product pipeline. During Fiscal 2022, we also fully implemented a new restructuring plan with expected annual savings of approximately $20 million, which included the sale of our liquid drug manufacturing plant in Carmel, NY and the transfer of key products at that facility to our Seymour, IN facility. Under the restructuring plan, we also discontinued two high-volume, lower-margin products in our portfolio, which, combined with the above-referenced macroeconomic challenges, adversely impacted near-term net sales but is expected to improve the longer-term profitability of the Company. These activities, combined with prior refinancing and restructuring actions in Fiscal 2021, strengthened our financial flexibility and ability to make ongoing investments in our business and product pipeline. We continue to execute on a number of key strategic initiatives as discussed below. We believe these actions will better position the Company for long-term profitable growth and stockholder value creation.

In addition, we continued to make important advances in product in-licensing and development. As of June 30, 2022, we had about 100 products available to the market, with additional launches planned in Fiscal 2023 and beyond. We also continue to capitalize on our strategic partnerships, both domestically and internationally. Since January 2018, we acquired or in-licensed over 75 ANDA products and entered into several new strategic alliance agreements which diversified and enhanced our revenue streams. In Fiscal 2020 and 2021, we entered into commercialization agreements with several leading pharmaceutical companies that have the potential to significantly increase our future annual revenues. Included among these is a revised and expanded agreement with our strategic alliance partner, HEC Group, for insulin glargine, an insulin-based product, with significant market potential to treat type 1 and type 2 diabetes, which impacts approximately 34 million Americans, as well as a new agreement for a fast-acting, biosimilar insulin aspart product candidate with significant market potential. We initiated a pivotal clinical trial for our biosimilar insulin glargine candidate in March 2022 and later finished subject dosing, which, if successful, could lead to potential FDA approval and product launch in the first half of calendar 2024. We also entered into agreements with Respirent for additional inhalation products and continued to communicate with the FDA throughout Fiscal 2022 to discuss requirements for respiratory related ANDA filings. We continue to make progress advancing these and other product candidates towards potential commercial launches over the next several years.

As noted above, our financial performance in Fiscal 2022 was adversely impacted by ongoing competitive pressures across generic pharmaceutical industry and the broader market. Despite these challenges, our executive leadership and other employees made significant progress in executing our strategic plan and positioning the Company for future growth. The impact of these events and developments is reflected in our compensation decisions for Fiscal 2022, consistent with our pay for performance philosophy. For the second consecutive year, salary increases for NEOs were delayed (until October 2021 for Fiscal 2022), with no increase for Mr. Crew. Short-term incentive (annual bonus) payouts to NEOs for Fiscal 2022 were well below target, with no awards earned for components tied to corporate financial goals (representing 60% of total target award opportunities) due to below-threshold performance results, and partial achievement of awards tied to product development and regulatory milestones and certain other strategic objectives. Based on overall performance results, short-term incentive payouts for NEOs for Fiscal 2022 were earned at approximately 25% of total target award opportunities. Additionally, performance shares tied to three-year relative TSR cycles ending in September 2020, July 2021, and July 2022 were forfeited since our TSR results relative to comparator companies in the S&P Pharmaceuticals Select Industry Index were below the threshold level. We believe these actions demonstrate our commitment to aligning executive pay with performance. All outstanding stock options held by our NEOs are currently “underwater” and the value of all other outstanding equity awards are below grant date target values. Based on our interim relative TSR results through June 30, 2022, performance shares granted in Fiscal 2021 and the portion of 2022 grants tied to relative TSR are tracking below threshold levels which, if sustained over the applicable three-year performance periods, would result in no awards being earned by NEOs.

Key financial performance highlights, as reported in accordance with GAAP requirements, are shown below. GAAP-based results for Fiscal 2021 and Fiscal 2022 reflect asset impairments and certain other non-cash and/or non-recurring expenses that are excluded from adjusted profitability metrics. Year over year declines in net sales and negative profitability results reflect continued challenging market conditions within the generic pharmaceuticals industry, and for comparisons vs. Fiscal 2019 results, the non-renewal of the former distribution agreement with Jerome Stevens Pharmaceuticals (JSP), which expired in March 2019 and had significantly contributed to our prior net sales and profitability. See the section of our Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional details and discussion of Company performance.

†Peer Group average pertains to the Fiscal 2022 peer group.

Comparison of Disclosed Versus Realizable CEO Pay for Mr. Crew (Based on Summary Compensation Table)

Compared with values reported in the Summary Compensation Table for Mr. Crew, current realizable values are 73% lower for Fiscal 2021 and 68% lower for Fiscal 2022. Mr. Crew’s reported compensation for Fiscal 2021 includes actual base salary plus STI earned plus grant date accounting values for target equity grants for Fiscal 2021. Fiscal 2022 reported compensation includes actual base salary plus STI earned plus grant date accounting values for target equity grants for Fiscal 2022. Realizable pay reflects current intrinsic values for equity grants based on our stock price as of June 30, 2022, with assumed performance share award funding at 0% of target for the Fiscal 2021 grant and the portion of the Fiscal 2022 grant tied to relative TSR, based on interim relative TSR results from date of grant through June 30, 2022, and at 40% of target level, based on current estimates which are subject to change, for the portion of the Fiscal 2022 grant tied to strategic portfolio goals (to be achieved by the end of the three-year performance period). Disclosed and realizable values for Fiscal 2022 exclude the Cash LTIP component, which is reported in the Grants of Plan-Based Awards table but will not be reported in the Summary Compensation table until the end of the three-year performance period in Fiscal 2024, to the extent earned.

Fiscal 2022 Executive Compensation Program Changes

As our Company grows, the Committee is committed to the evolution and improvement of our Executive Compensation Program to ensure alignment with our business strategy and stockholder interests, as well as best competitive practices. The Committee made the following adjustments to the program’s core compensation elements for 2022:

What’s Changed	How It’s Changed	Explanation
Short-Term Incentives (“Annual Bonus”)
●
Reduced the weighting on Adjusted Operating Income from 30% to 20% and eliminated the individual performance component.
●
Added an ESG metric to the strategic objectives component.
●
Added a new deferred strategic objectives component tied to 4 product development / regulatory milestones, each weighted 5%, payable upon attainment.

Revised performance metrics place increased emphasis on strategic objectives, especially as relates to key product development / regulatory milestones and ESG initiatives, while the majority of target award opportunities continue to be tied to financial performance. The deferred strategic objectives component also provides additional flexibility in terms of payout timing, recognizing that certain milestones may be achieved more quickly than others. No changes were made to target award opportunities expressed as percentages of base salary.

Long-Term Incentives
●
Revised target value mix for NEOs to 50% performance shares, 30% time-based restricted stock, and 20% Cash LTIP (in lieu of stock options) with value tied to changes in stock price over a three-year performance period.
●
Added strategic portfolio metrics for performance shares, with a 50% weighting, with the other half tied to three-year relative TSR vs. same comparator group as for prior grants.
●
Added provision for relative TSR performance shares capping award funding at target if the Company outperforms comparators but three-year absolute TSR is negative.

Revised mix increases the emphasis on at-risk compensation, consistent with our pay for performance philosophy. Newly-added strategic portfolio metrics align with our strategic priority to advance the development of our durable product pipeline as well as other product candidates. Replacing stock options with a Cash LTIP component helps manage equity plan share usage. Capping relative TSR performance shares at target if we outperform comparators but absolute TSR is negative aligns with best governance practices and shareholder advisory group preferences. The revised mix for Fiscal 2022 grants continues to tie a majority of award opportunities to multi-year performance and/or stock price appreciation. For grants made in July 2021, no changes were made to target award opportunities, expressed as percentages of base salary.

Our Commitment to Sound Corporate Governance

In order to align our executive compensation program with long-term stockholder interests, we have adopted a variety of sound corporate governance practices, as illustrated in the following table.

What We Do	What We Don’t Do
● Emphasize variable incentives to align pay with performance	● Provide multi-year pay guarantees within employment agreements
● Tie incentive compensation to multiple performance metrics that reinforce key business objectives	● Allow stock option repricing without stockholder approval
● Place primary emphasis on equity compensation to align executive and stockholder interests	● Permit stock hedging or pledging activities
● Use stock ownership guidelines for executive officers and non-employee Directors	● Provide uncapped incentive and performance share awards
● Maintain a clawback policy allowing for the recoupment of excess compensation in the event of a material financial restatement and fraud or misconduct	● Pay tax gross-ups on any awards
● Engage an independent compensation consultant to advise the Compensation Committee	● Provide excessive executive perquisites

Executive Officer Stock Ownership Guidelines

To further encourage alignment with stockholder interests, the Board has established stock ownership and retention requirements for executive officers. Within five years of first being subject to guidelines in their current role, each executive officer is required to achieve and maintain ownership levels, based on a multiple of base salary, as noted in the following table.

Position	Base Salary Multiple Ownership Requirement
CEO	3.0X (300%) annual base salary
All Other Executive Officers	1.5X (150%) annual base salary

Until guidelines are met, executive officers must retain 50% of net after-tax shares received from equity grants, including net after-tax shares received from stock option exercise or vesting of restricted stock and performance shares, until they are in compliance. If guidelines are not met within the five-year compliance period, the holding requirement increases to 100% of net after-tax shares from equity grants until achieved. Shares owned outright by executive officers or their spouse, as well as shares held in retirement plans and unvested time-based restricted stock count towards ownership requirements. Unearned performance shares and outstanding stock options do not count towards ownership. Non-employee Directors are also subject to stock ownership and holding requirements, as described in the “Compensation of Directors” section of this proxy statement.

Overview of the Executive Compensation Program

Our Philosophy

A fundamental objective of our Executive Compensation Program is to focus our executives on creating long-term stockholder value — all aspects of our program are rooted in this goal and designed around the following guiding principles:

●	Pay for performance: A significant portion of compensation should be variable and directly linked to corporate and individual performance goals and results.

●	Competitiveness: Compensation should be sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.
●	Alignment: The interests of executives should be aligned with those of our stockholders through equity-based compensation and performance measures that help to drive stockholder value over the long term.

To support these guiding principles, our program includes the following compensation elements:

Pay Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of compensation that reflects position responsibilities, strategic importance of the position and individual experience.
Short-Term Incentives (Annual Bonus)	Cash (Variable)	Provides a cash-based award that recognizes the achievement of corporate goals in support of the annual business plan, as well as near-term and longer-term strategic priorities.
Long-Term Incentives	Equity and Cash (Variable)	Provides incentives for management to execute on financial and strategic goals that drive long-term stockholder value creation and support the Company’s retention strategy.

Target Compensation Mix

The charts below show that most of our NEO’s target compensation for Fiscal 2022 is variable (82% for our CEO and an average of 70% for our other current NEOs). Variable pay includes the target value of short-term cash incentives (“STI”), performance shares, Cash LTIP, and restricted stock.

Based upon Fiscal 2022 compensation as reported in the Summary Compensation Table on page 34 of this proxy statement plus pro-forma realizable values for Cash LTIP as of June 30, 2022, variable pay represents approximately 78% of total pay for our CEO and 63% of average total pay for our other current NEOs. The Cash LTIP is not included in the Summary Compensation table; however, it is included in the variable pay below for comparative purposes versus the target pay mix. This mix reflects below-target short-term incentives earned at an average of 25% of target award levels in Fiscal 2022 under the Annual Bonus Plan (shown as STI), below-target Cash LTIP (tracking at approximately 12% of target based on our closing stock price at June 30, 2022), and the grant date accounting fair value of target performance share and restricted stock grants in Fiscal 2022.

How Compensation Decisions Are Made

●	The Role of the Compensation Committee. The Committee, composed entirely of independent Directors, is responsible for making executive compensation decisions for the NEOs. The Committee works closely with its independent compensation consultants, including Pearl Meyer & Partners (“Pearl Meyer”) and, as it relates to the Fiscal 2023 NEO compensation program design, Willis Towers Watson (“WTW”), and management to examine pay and performance matters throughout the year. The Committee’s charter, which sets out its objectives and responsibilities, can be found at our website at www.lannett.com under the “Investors” section.

The Committee has authority and responsibility to establish and periodically review our Executive Compensation Program and compensation philosophy. Importantly, the Committee also has the sole responsibility for approving the corporate performance goals upon which compensation for the CEO is based, evaluating the CEO’s performance and determining and approving the CEO’s compensation, including equity-based compensation, based on the achievement of his goals. The Committee also reviews and approves compensation levels for other NEOs, taking into consideration recommendations from the CEO.

In making its determinations, the Committee considers market data and advice from its independent compensation consultants, as well as budgets, reports, performance assessments and other information provided by management. It also considers other factors, such as the experience, skill sets, and contributions of each NEO towards our overall success. However, the Committee is ultimately responsible for all compensation-related decisions for the NEOs and may exercise its own business judgment when evaluating performance results and making compensation decisions.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee meets as necessary to fulfill its responsibilities, and the timing of these meetings is established during the year. The Committee holds special meetings from time to time as its workload requires. Annual equity grants occur after finalizing fiscal year end performance results, typically within the July/August time frame. Individual grants (for example, associated with the timing of a new NEO or promotion to an NEO position) and special recognition awards may occur at any time of year. The exercise price of each stock option and fair value of restricted stock awarded to our NEOs is the closing price of our common stock on the date of grant.

●	The Role of the CEO. The CEO does not play any role in the Committee’s determination of his own compensation. However, he presents the Committee with recommendations for each element of compensation including base salaries and short- and long-term incentive awards for the other NEOs, as well as non-executive employees who are eligible for equity grants. The CEO bases these recommendations upon his assessment of each individual’s performance, as well as market practice. The Committee has full discretion to modify the recommendations of the CEO in the course of its approvals.
●	The Role of the Independent Consultant. The Committee consults, as needed, with an outside compensation consulting firm. As it makes decisions about executive compensation, the Committee reviews data and advice from its consultant about current compensation practices and trends among publicly traded companies in general and comparable generic pharmaceutical companies in particular. The Committee also periodically reviews recommendations from its outside consultant and makes recommendations to the Board about the compensation for non-employee Directors.

In Fiscal 2021, Pearl Meyer was retained by the Committee, as its independent consultant, to review the competitiveness of the Executive Compensation Program. Pearl Meyer provided the Committee with compensation data with respect to similarly sized biopharmaceutical and life sciences companies and consulted with the Committee about a variety of issues related to competitive compensation practices and incentive plan designs. Pearl Meyer was also retained by the Committee in Fiscal 2022 to provide ongoing advice relating to the Fiscal 2022 Executive Compensation Program. During Fiscal 2022, WTW was retained by the Committee to review NEO pay competitiveness and to assist in the design of the Fiscal 2023 Executive Compensation Program. Pearl Meyer was not involved in the design of the Fiscal 2023 Executive Compensation Program.  The Committee assessed the independence of Pearl Meyer and WTW pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer and WTW from independently advising the Committee.

Peer Group & Benchmarking

The Committee evaluates industry-specific and general market compensation practices and trends to ensure the Executive Compensation Program is appropriately competitive. When making decisions about the program for Fiscal 2022, the Committee considered publicly available data, as well as a market study conducted by Pearl Meyer in May 2021. The Pearl Meyer study developed market values using a blend of peer group proxy pay data for the companies shown below as well as published survey data for the broader life sciences industry. Using this information, the Committee compared our program to the compensation practices of other companies which the Committee believes are comparable to the Company in terms of size, scope and business complexity (the “peer group”). As shown below, the Company ranked near the 50th percentile (and in the upper half when the study was conducted in Fiscal 2021) in terms of employee headcount and net sales and below the 25th percentile for enterprise value as of fiscal year end.

		Enterprise	Fiscal Year	Fiscal
	Fiscal Year	Value	End Operating	Year End	Cumulative	Cumulative	Cumulative
	End # of	6/30/2022	Income	Sales	1 YR TSR	3 YR TSR	5 YR TSR
Company Name	Employees	($mm)	($mm)	($mm)	6/30/2022	6/30/2022	6/30/2022
Acorda Therapeutics, Inc.	118	$175	$(71)	$129	(90.1)%	(99.0)%	(99.7)%
Amneal Pharmaceuticals, Inc.	7,000	$3,181	$217	$2,094	(37.9)%	(55.6)%	(80.6)%
Amphastar Pharmaceuticals, Inc.	1,761	$1,517	$72	$438	72.6%	64.8%	128.0%
ANI Pharmaceuticals, Inc.	601	$678	$(13)	$216	(15.3)%	(63.9)%	(55.6)%
Assertio Therapeutics, Inc.	19	$139	$20	$112	89.1%	(78.6)%	(88.9)%
Coherus BioSciences, Inc.	332	$677	$(264)	$327	(47.7)%	(67.2)%	(48.3)%
Prestige Consumer Healthcare Inc.	535	$4,329	$335	$1,087	12.9%	85.6%	53.2%
Supernus Pharmaceuticals, Inc.	575	$1,525	$107	$580	(6.1)%	(12.6)%	(51.7)%
United Therapeutics Corporation	965	$7,884	$687	$1,686	31.3%	201.9%	108.3%
Lannett Company, Inc.	564	$541	$(174)	$341	(87.6)%	(90.4)%	(95.7)%
Percentile Rank	44%	22%	11%	44%	11%	11%	11%

The Committee uses external market data as a reference point to ensure the Company’s executive compensation program is sufficiently competitive to attract, retain, and motivate highly experienced and talented NEOs. The Committee generally seeks to position target total direct compensation for NEOs at or near 50th percentile market values for comparable positions but does not utilize a purely formulaic benchmarking approach. Based on the May 2021 Pearl Meyer study, target total direct compensation, including the sum of base salary plus target short-term and long-term incentives, was within the competitive range (defined as +/- 15%) of 50th percentile market values for all NEOs other than Mr. Abt, who was above the range, and equal to 97% of the 50th percentile in the aggregate. Actual total direct compensation, which included Fiscal 2021 annualized base salaries and short-term incentives earned well-below target, and grant date values for Fiscal 2021 equity grants (with performance shares valued at target based on the grant date closing price), was below a competitive range of 50th percentile market values for Ms. Cavanaugh and Messrs. Kozlowski and Israel, within a competitive range and below the 50th percentile for Mr. Crew, and above the range for Mr. Abt, and equal to 87% of the 50th percentile in the aggregate. As  previously noted, when evaluating our executive compensation program, the Committee considers a variety of other factors in addition to external market data, such as Company and individual performance, and each NEO’s qualifications, skill sets, and past and expected future contributions towards our success.

2022 Executive Compensation Program Decisions

Base Salary

We attribute much of our success to our highly experienced executive management team, and the strength of their leadership has been clearly demonstrated by our exceptional long-term performance results and strategic accomplishments. In order to remain competitive among our industry peers, the Committee believes it should set compensation at market-competitive levels that reflect the executive’s experience, role and responsibilities. Based on Pearl Meyer’s 2021 study, Fiscal 2021 salaries were below 50th percentile market values for three of our five NEOs and within a competitive range (+/- 10%) of the 50th percentile for all incumbents other than Mr. Kozlowski, who was slightly below the range. The Committee approved a market adjustment equal to 10% of base salary for Mr. Kozlowski, to position him closer to the 50th percentile, and merit increases equal to 3% of base salary for all of our other NEOs for Fiscal 2022 except for Mr. Crew, who did not receive an increase. Mr. Abt also received an additional salary adjustment of 13% to align him more closely with other NEOs and recognize his role in leading certain restructuring activities.  Due to ongoing challenging market conditions within the generic pharmaceuticals sector, the effective date of salary increases was delayed to October 2021 for all incumbents (excluding Mr. Crew who as noted above did not receive an increase), with no retroactive adjustments provided.  The following table summarizes annualized salaries for Fiscal 2021 and 2022 for our NEOs. Annualized salaries differ from actual values received as reported in the Summary Compensation Table due to the timing of effective dates.

NEO	2021 Base Salary	2022 Base Salary	% Change
Timothy C. Crew	$772,500	$772,500	—%
John Kozlowski	$410,000	$451,000	10%
Maureen Cavanaugh	$451,140	$464,670	3%
Samuel H. Israel	$424,360	$437,090	3%
John Abt	$365,135	$425,000	16%

Short-Term Incentives (Annual Bonus)

The Company’s NEOs participate in an annual bonus program, which is designed to reinforce the annual business plan and budgeted goals and to recognize yearly performance achievements focused primarily on financial and operating results as well as various key strategic objectives. Actual payouts can range from 0% (below threshold) to 200% (superior performance) of target awards for metrics (other than a newly-added deferred strategic goals component where awards are capped at the target level and payable upon achievement) and are paid in cash. The Committee sets each NEO’s threshold, target and superior bonus opportunity as a percentage of base salary, as follows:

	Metrics Excluding Deferred Strategic Goals			Deferred Strategic Goals	Total Combined Bonus Opportunity
	(80% Weighting)			(20% Weighting)	as a % of Salary
	Threshold	Target	Superior	Target/Superior	Threshold	Target	Superior
NEO	(50% of Target)	(100% of Target)	(200% of Target)	(100% of Target)	(40% of Target)	(100% of Target)	(180% of Target)
Timothy C. Crew	40%	80%	160%	20%	40%	100%	180%
All Other NEOs	24%	48%	96%	12%	24%	60%	108%

Expressed as percentages of salary, Fiscal 2022 target total award opportunities were the same as those established in Fiscal 2021 for all NEOs, while combined threshold award funding was reduced to 40% of target and combined superior (maximum) award funding was reduced to 180% of target (vs. 50% at threshold and 200% at superior in Fiscal 2021).

Performance metrics and weightings for the Fiscal 2022 annual bonus plan are shown in the following table:

Performance Metric	Weighting (out of 100%)
Adjusted Operating Income	20%
Adjusted Earnings Per Share (“EPS”)	20%
Net Sales	20%
Strategic Objectives (for Fiscal 2022)	20%
Deferred Strategic Goals	20%

●	Corporate Financial & Operational Goals: 60% of the total target award opportunity is tied to operating results versus targets established by the Committee to promote a focus on Company-wide profitable growth and collaboration. Fiscal 2022 performance metrics and weightings for corporate financial goals were identical to those established in Fiscal 2021 except that the weighting for Adjusted Operating Income was reduced to 20% (from 30% in Fiscal 2021) to allow for an increased emphasis on various strategic objectives.

Adjusted Operating Income and Adjusted EPS are defined as GAAP Operating Income and diluted EPS, respectively, excluding bonus and stock-based compensation expense, as further adjusted for certain unusual or non-recurring items.

●	Strategic Objectives for Fiscal 2022: 20% of the total target award opportunity is based on the achievement of pre-established quantitative and qualitative goals to reinforce key strategic objectives. For Fiscal 2022, the strategic objectives component includes metrics relating to cost reduction goals (weighted 10% of total target award opportunities), Cash Flow from Operations as a percentage of Adjusted EBITDA goals (weighted 5%), and ESG goals tied to the internal development of a report outlining our ESG strategy and practices (weighted 5%). For competitive harm reasons, the Company does not disclose specific details on performance goals for strategic objectives.
●	Deferred Strategic Objectives: 20% of the total target award opportunity is based on four product development and regulatory goals relating to the Company’s strategic portfolio. Each goal is separately measured, represents 5% of total target award opportunities, and is payable upon attainment to the extent achieved prior to the end of Fiscal 2024. Goals are measured on a “pass / fail” basis, with award funding capped at the target level. For competitive harm reasons, the Company does not disclose specific details on strategic portfolio performance goals

2022 Short-Term Incentives (Annual Bonus): Results and Payouts

●	Corporate Financial & Operational Results (Collectively Weighted 60% of Total Target Award) Fiscal 2022 Target goals were set above our 2022 internal budget for all three metrics, below Fiscal 2021 actual levels for Adjusted Operating Income and Adjusted EPS, and above Fiscal 2021 actual results for Net Sales, reflecting anticipated continued challenging market conditions within the generic pharmaceuticals sector. The Committee viewed the Fiscal 2022 performance hurdles as very challenging in light of then-current internal forecasts and industry and economic conditions, including the ongoing COVID-19 pandemic. The Committee established Threshold performance hurdles at 85% of Target goals and Superior hurdles at 120% of Target to account for stretch goals, challenging market conditions, and to align more closely with our historical performance range spreads. Fiscal 2022 financial performance goals and actual results are shown in the following table:

	Weighting	Performance Goals
Performance Metric	(Out of 60%)	Threshold	Target	Superior	Actual
Adjusted Operating Income ($ millions)	20%	$29.8	$35.0	$42.0	$(15.5)
Adjusted EPS	20%	$(0.38)	$(0.32)	$(0.26)	$(1.27)
Net Sales ($ millions)	20%	$425.0	$500.0	$600.0	$340.6

Actual Fiscal 2022 performance results were below the Threshold goal level for all three Corporate financial metrics, impacted by even more challenging market conditions within the generic pharmaceuticals sector than originally anticipated, use of stretch goals, inflationary and supply chain pressures, and the ongoing COVID-19 pandemic. Actual Adjusted Operating Loss for Fiscal 2022 excluded pre-tax items totaling approximately $160.8 million, including restructuring expenses, impairments, and other unusual or non-recurring items. Actual Adjusted EPS excluded the same $160.8 million in pre-tax items plus $5.5 million primarily related to non-cash interest expense as well as the related tax effects for all of these items. For Fiscal 2022, the Net Sales result was the same as the GAAP-reported value, with no adjustments applied.

●	Strategic Objectives for Fiscal 2022 (Collectively Weighted 20% of Total Target Award) For Fiscal 2022, the strategic objectives component included operational efficiency / cost reduction goals (representing 10% of total target award opportunities), Cash Flow from Operations goals (representing 5% of total target award opportunities), and goals tied to the internal development of a report outlining our ESG strategy and practices (weighted 5% of total target award opportunities). For Fiscal 2022, we achieved the Target level for the operational efficiency component based on the successful implementation of the restructuring program. The Committee determined that the Company achieved the Target level for the ESG component, based on the internal development of a report outlining a formal ESG strategy during Fiscal 2022. We did not achieve the threshold performance level for the Cash Flow from Operations metric, resulting in no award funding for this component. Based on these results, NEOs earned target payouts for two of the three metrics within the strategic objectives component, collectively equal to 15% of total target award opportunities.
●	Deferred Strategic Goals (Collectively Weighted 20% of Total Target Award) During Fiscal 2022, we achieved two of the four strategic portfolio goals, including ANDA filings for several internal product candidates and an Investigational New Drug (IND) submission for one of our insulin-based product candidates. Each of the four goals represent 5% of total target award opportunities. As a result, each NEO received payouts equal to 10% of total target awards for this component. The other two remaining strategic portfolio goals will be payable upon achievement if they are met prior to the end of Fiscal 2024.

Total Annual Bonus

Based on our Fiscal 2022 performance results, calculated award funding levels were equal to approximately 25% of target for all NEOs. In evaluating these results, the Committee chose to not apply any discretion to calculated performance outcomes and award funding levels. Total Fiscal 2022 payouts for NEOs are summarized in the following table:

	Corporate Financial	Fiscal 2022 Strategic	Deferred Strategic	Total Actual Bonus for
Current NEO	Component	Objectives Component	Goals Component	Fiscal 2022
Timothy C. Crew	$—	$115,103	$77,250	$192,353
John Kozlowski	$—	$40,319	$27,060	$67,379
Maureen Cavanaugh	$—	$41,542	$27,880	$69,422
Samuel H. Israel	$—	$39,076	$26,225	$65,301
John Abt	$—	$37,995	$25,500	$63,495

Long-Term Incentives

NEOs participate in a performance-based long-term incentive program. Target award opportunities, expressed as percentages of base salary, for Fiscal 2022 grants are summarized in the following table:

NEO	Target Award as % of Base Salary
Timothy C. Crew	350%
John Kozlowski	175%
Maureen Cavanaugh	175%
Samuel H. Israel	175%
John Abt	175%

The target value mix for our NEOs in Fiscal 2022 is summarized below:

Beginning in Fiscal 2021, all equity grants are made at target levels, to align more closely with market practice, provide for more consistent and predictable awards, and further enhance retention.  For grants made in Fiscal 2022, the Committee chose to increase the weighting on the performance share component to 50% (vs. 35% in Fiscal 2021) of total target award opportunities, add Cash LTIP awards in lieu of stock options with a 20% weighting, and reduce the weighting on service-based restricted shares to 30% (vs. 45% in Fiscal 2021).  Grants occur during the first quarter of each Fiscal Year, with restricted stock tied to continued service over the applicable vesting period, Cash LTIP values tied to changes in stock price over a three-year measurement period, and half of performance shares tied to three-year relative TSR vs. comparator companies and half to strategic portfolio product development / regulatory goals over a three-year measurement period.

Target Long-Term Incentive Grants Made in Fiscal 2022

For Fiscal 2022 grants, the Committee approved a target value mix equal to 50% for performance shares, 30% for service-based restricted shares, and 20% for Cash LTIP awards. The Committee approved the following performance share, restricted stock, and cash LTIP target grants, effective as of July 27, 2021:

	Target Long-Term Incentive Grants
NEO	# of Performance Shares	# of Restricted Shares	Cash LTIP $ Value
Timothy C. Crew	287,633	172,580	$540,750
John Kozlowski	76,330	45,798	$143,500
Maureen Cavanaugh	83,989	50,393	$157,899
Samuel H. Israel	79,003	47,402	$148,526
John Abt	58,266	34,960	$127,797

Due to the delayed implementation of Fiscal 2022 salary increases to October 1, 2020 for all NEOs other than Mr. Crew, who did not receive an increase, long-term incentive grant levels were based on target award opportunities and Fiscal 2021 base salaries.

Restricted stock granted in Fiscal 2022 vests in three equal annual increments, beginning on the first anniversary of grant.

Target performance share grant levels were determined by dividing target award values by a closing stock price of $4.70 per share on the date grant levels were approved by the Compensation Committee, consistent with the approach used to determine restricted stock grants. For accounting expense recognition and disclosure purposes, Fiscal 2022 performance shares tied to three-year relative TSR were valued at $7.47 per share, based on a Monte Carlo binomial modeling valuation tool, as discussed in Note 14 “Share-based Compensation” of our Consolidated Financial Statements. Award vesting for these performance shares will be based on the Company’s TSR relative to companies in the S&P Pharmaceuticals Index for the three-year period ending June 30, 2024, as illustrated below, with no awards earned for below-Threshold results and maximum awards of up to 200% of target grants for Superior performance. To further align with best practice and shareholder interests, for relative TSR performance shares granted in Fiscal 2022, any earned awards will be capped at target share grant levels if our performance exceeds the comparator group 50th percentile but our three-year absolute TSR is negative

Lannett Three-Year Relative TSR vs. S&P	Percentage of Target Grant
Pharmaceuticals Select Index	Earned
Below 40th Percentile	—%
40th Percentile	50%
50th Percentile	100%
80th Percentile or Higher	200%

The other half of performance shares granted in Fiscal 2022 are tied to five product development / regulatory goals for our strategic portfolio for the three-year period ending June 30, 2024, with each goal separately measured and representing 5% of total target long-term incentive award opportunities. Each goal has pre-established, quantitative Threshold, Target, and Superior performance hurdles, with no awards earned for below-Threshold results and maximum awards of up to 200% of target grants for Superior performance. For competitive harm reasons, the Company does not disclose specific details on strategic portfolio performance goals. The Compensation Committee believes the performance hurdles are challenging, with a realistic probability of attainment, and closely aligned with key strategic objectives in support of long-term value creation. For accounting expense recognition and disclosure purposes, performance shares tied to strategic portfolio goals were valued using the grant date closing price of $4.61 per share.

Cash LTIP grants are denominated in and payable in cash, with payouts tied to continued service over the three-year vesting period as well as changes in the Company’s stock price. For example, if our stock price increases by 25% over the three-year period, payouts would equal 125% of target values, while a 25% reduction in stock price would result in payouts equal to 75% of target. The Cash LTIP component was introduced to help manage equity plan dilution and share usage, enhance retention and to tie a portion of long-term incentives to multi-year changes in absolute stock price to further promote alignment with shareholder interests.

Compensation Recoupment (Clawback) Policy for Executive Officers

In early Fiscal 2021, our Board of Directors approved an expanded compensation recovery or “clawback” provision that will be incorporated into all executive officer employment contracts. Under the revised contracts, if the Company is required to issue a material financial restatement as a result of fraud or other misconduct, the Board may, in its discretion, seek to recoup any excess performance-based short-term or long-term incentive compensation awarded during the three-year period following the originally filed financial statement(s). The recoupment provision applies to any executive officer who is found to have participated in or knew or should have known about such fraud or misconduct and took no action to prevent it. In determining the amount of any excess performance-based incentives, the Board will compare the award received based on the original financial statement(s) against the amount that would have been earned based on the restated financial results. Prior to this new policy, the Company maintained a clawback policy under the Sarbanes-Oxley Act, with incentive awards for the CEO and CFO subject to recoupment in the event of a material financial restatement triggered by fraud or misconduct. Additionally, any employee who violates the provisions of the Company’s Code of Business Conduct and Ethics is subject to disciplinary penalties that may include termination of employment. The Committee intends to comply with any regulatory requirements pertaining to clawback provisions under the Dodd-Frank Act once rules are finalized by the SEC and NYSE.

Other Policies, Programs and Guidelines

NEOs, like all other employees, have retirement programs and other benefits as part of their overall compensation package. The Committee believes that these programs and benefits support our compensation philosophy, part of which is to provide compensation that is sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance. The Committee periodically reviews these programs to validate that they are reasonable and consistent with market practice. Attributed costs of the personal benefits available to the NEOs are included in column (h) of the Summary Compensation Table on page 34.

●	Retirement Benefits. Each of our NEOs is eligible to participate in a 401(k) plan that is available to all employees. Through December 2020, the Company provided matching contributions on a $0.50 basis up to 8% of the contributing employee’s base salary, subject to limitations of the 401(k) plan and applicable law. Beginning January 1, 2021, the Company reduced the portion of base salary eligible for the matching contribution from 8% to 4% of the contributing employee’s base salary, subject to limitations of the 401(k) plan and applicable law.
●	Other Benefits. Our NEOs are eligible to participate in the same health benefits available to all other employees. Lannett provides life insurance for NEOs which would, in the event of death, pay up to $187,500 to designated beneficiaries. Premiums paid for coverage above $50,000 are treated as imputed income. Lannett also provides short- and long-term disability insurance which would, in the event of disability, pay the NEO 100% of his or her base salary up to the plan limits of $10,000 per week for short-term disability and $15,000 per month for long-term disability. The NEOs are also provided with car allowances.
●	Post-Termination Pay. The Committee believes that reasonable severance and change-in-control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general. These severance benefits reflect the fact that it may be difficult for our NEOs to find comparable employment within a short period of time and are designed to alleviate concerns about the loss of his or her position without cause. The Committee also believes that a change-in-control arrangement will provide security that will likely reduce the reluctance of an NEO to pursue a change in control transaction that could be in the best interest of our stockholders. Lannett’s severance plan is designed to pay severance benefits to a NEO for a qualifying separation. For the CEO, the severance plan provides for payment of three times base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved. For the other NEOs, the severance plan currently provides for a payment of 18-months of base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved for qualifying termination of employment scenarios not associated with a change in control. For qualifying termination of employment scenarios within 24 months following a change in control (as defined in the agreements), the severance payment would equal two times base salary for NEOs other than the CEO (whose severance payment would remain at three times base salary). Employment agreements with NEOs do not have any tax gross-up provisions and only provide for severance benefits upon a qualifying termination of employment by the Company without “Cause” (as defined in the agreements) or a voluntary resignation for “Good Reason” (as defined in the agreements). They also include non-compete, non-solicitation, and other restrictive covenants for designated time frames.

●	Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an NEO’s compensation that exceeds $1,000,000 per year. The Tax Cuts and Jobs Act, which became effective as of January 1, 2018, modified Section 162(m) provisions, including the elimination of the “performance-based exception” that previously allowed certain performance-based compensation meeting specific requirements to qualify for full tax deductibility by the Company. The changes to Section 162(m) do not apply to certain compensation paid pursuant to a binding written contract that was in effect as of November 2, 2017. As a result of the tax law changes, compensation paid to designated “covered executives”, including current and former NEOs, in excess of $1,000,000 per individual will generally not be deductible, whether or not it is performance-based. Although the Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible, in order to maintain flexibility in compensating NEOs in a manner consistent with our compensation philosophy, as deemed appropriate. The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.
●	Non-Qualified Deferred Compensation Plan. Effective July 1, 2019, the Company established a non-qualified deferred compensation plan that allows NEOs and a select group of other senior management and highly compensated employees to elect to defer up to 50% of base salary and up to 100% of annual bonuses. Deferral elections must be made prior to the start of each calendar plan year, with participants selecting among a variety of investment alternatives. The Committee has the discretion to periodically authorize company contributions but is under no obligation to do so, and any such company contributions may be subject to vesting requirements. Participant compensation deferrals are immediately vested and will be credited to individual participant accounts, along with any company contributions (if applicable) and any investment returns. Distribution of the participant’s accounts is triggered by the occurrence of the applicable event (i.e., separation from service, retirement, death, disability, a Change in Control, or pre-determined in-service distributions that are no earlier than three years after the year in which deferrals were made) under the terms of the plan, but the date on which payment is actually processed will be subject to timing requirements associated with Section 409A of the Internal Revenue Code (“409A”). The plan is unfunded and payouts will generally be made in one cash lump sum; however, subject to the 409A restrictions on initial and subsequent form of payment elections, participants will also be eligible to elect to receive payments in annual installments of up to five years for in-service distributions and up to ten years following retirement.

Looking Ahead: Executive Compensation Program Changes for Fiscal 2023

For Fiscal 2023, the Compensation Committee and Board recognized the importance of balancing the retention of employees, including our NEOs, with our desire to maintain a performance-based compensation program.  In line with this objective, the Committee approved base salary increases to all NEOs, adjustments in the target long-term incentive values for our NEOs and modified the long-term incentive and short-term incentive designs as detailed below.  The Fiscal 2023 design is intended to reinforce current strategic priorities, taking into consideration ongoing volatile and challenging market conditions, and retention concerns.

●	Base Salaries. The Committee approved the following base salary adjustments for our NEOs, which reflect full-year annualized salaries and were effective beginning in the first quarter of Fiscal 2023.

NEO	2022 Base Salary	2023 Base Salary	% Change
Timothy C. Crew	$772,500	$795,675	3.0%
John Kozlowski	$451,000	$464,530	3.0%
Maureen Cavanaugh	$464,670	$478,615	3.0%
Samuel H. Israel	$437,090	$450,204	3.0%
John Abt	$425,000	$437,750	3.0%

●	Long-Term Incentives. The Committee and Board approved increases in the target long-term incentive awards for our NEOs based on the market compensation analysis completed by WTW. These increases were approved in order to align the target long-term incentive values and total direct compensation of our NEOs more closely with the 50th percentile of the competitive market. The following table details the approved Fiscal 2023 target long-term incentive opportunity for each of our NEOs.

	FY2022 Target LTI	FY2023 Target LTI
NEO	% of Salary	% of Salary
Timothy C. Crew	350%	450%
John Kozlowski	175%	195%
Maureen Cavanaugh	175%	195%
Samuel H. Israel	175%	195%
John Abt	175%	195%

The target award value mix in Fiscal 2022 was 50% performance shares, 30% restricted stock, and 20% provided in the form of a cash-based incentive where the value varies based on changes in our stock price over the three-year period ending June 30, 2024.  Given the importance of retaining our NEOs, and the potential dilution associated with granting equity incentives, the Committee approved the granting of 50% of the target long-term incentive for Fiscal 2023 (calculated based on the NEO’s Fiscal 2022 salary) in the form of a cash-based retention award, which was paid in September 2022.  These retention awards are subject to a 36-month service-based clawback. The clawback on one-third of the retention awards will expire annually based on continued service.

The following table details the cash retention award approved for each of our NEOs.

FY2023 Retention Award
NEO	% of Salary
Timothy C. Crew	225.0%
John Kozlowski	97.5%
Maureen Cavanaugh	97.5%
Samuel H. Israel	97.5%
John Abt	97.5%

The remaining 50% of the NEOs’ target long-term incentive will be re-allocated to the target of our performance-based Fiscal 2023 short-term incentive plan to further reinforce the critical importance of managing/enhancing near-term liquidity and operational excellence during a time of limited visibility and challenging market conditions.

●	Short-Term Incentives (Annual Bonus). Under our Fiscal 2023 short-term incentive plan, the performance-based target incentive opportunities, expressed as a percentage of base salary, have been increased to include 50% of each NEO’s approved target long-term incentive. The table below details the approved target incentive opportunities under the Fiscal 2023 short-term incentive plan. Actual payouts under the approved plan can range from 0% (below threshold) to 200% (superior performance) of the target awards.

	FY2022 Target STI	FY2023 Target STI
NEO	% of Salary	% of Salary
Timothy C. Crew	100.0%	325.0%
John Kozlowski	60.0%	157.5%
Maureen Cavanaugh	60.0%	157.5%
Samuel H. Israel	60.0%	157.5%
John Abt	60.0%	157.5%

Given the importance of achieving short-term results, performance under the Fiscal 2023 short-term incentive plan will be measured quarterly based on our achievement of financial goals and product development-related milestones.  The specific plan metrics and weightings are shown in the following table.

Performance Metric	Weighting
Incremental Adjusted EBITDA	50%
Incremental Cash Flow	35%
Product Development-Related Milestones	15%

Short-term incentives will only be paid to the extent that the Company is on target to meet the performance metrics and milestones.  Fifty percent of any incentive earned based on quarterly performance will be paid six weeks following the close of the quarter and will be capped at the Target amount. The remaining balance of any earned incentive will be paid after the end of the fiscal year based on, and subject to, a cumulative, full-year performance adjustment.

The Committee and Board believes the changes to the NEO compensation program for Fiscal 2023 strike an appropriate balance between the need to retain our experienced executives to address the industry challenges we face and provides meaningful performance-based incentives to achieve our critical short-term financial and product development-related objectives during Fiscal 2023.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed, discussed and approved the CD&A as set forth above with management. Taking this review and discussion into account, the undersigned Committee members recommend to the Board of Directors that the CD&A be included in the annual report on Form 10-K and in this proxy statement.

David Drabik, Chairman

John C. Chapman
Melissa Rewolinski

COMPENSATION OF EXECUTIVE OFFICERS

Overview

The tables and narratives set forth below provide specified information concerning the compensation of our Named Executive Officers (NEOs) for the fiscal year ended June 30, 2022.

Summary Compensation Table

This table summarizes all compensation paid to or earned by our Fiscal 2022 NEOs for the years indicated to the extent they were serving as NEOs.

						Non-equity
	Fiscal			Restricted		incentive plan	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Options Awards	compensation	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g) (1)	(h)	(i)
Timothy Crew	2022	$772,500	$—	$2,532,899	$—	$192,353	$34,620	$3,532,372
Chief Executive Officer	2021	760,385	—	2,676,916	558,264	231,750	36,573	4,263,888
	2020	748,269	735,000	1,605,283	840,603	619,390	27,768	4,576,313

John Kozlowski (2)	2022	$439,962	$—	$672,162	$—	$67,379	$30,134	$1,209,637
Vice President of Finance, Chief Financial	2021	409,327	—	714,128	143,287	98,400	24,117	1,389,259
Officer and Principal Accounting Officer	2020	378,077	325,000	354,878	185,840	188,096	35,582	1,467,473

Maureen Cavanaugh	2022	$461,030	$—	$739,607	$—	$69,422	$20,816	$1,290,875
Senior VP and Chief Commercial	2021	444,065	—	781,659	163,012	108,274	18,937	1,515,947
Operations Officer	2020	436,500	425,000	534,926	277,144	217,034	25,206	1,915,810

Samuel Israel	2022	$433,663	$—	$695,700	$—	$65,301	$27,187	$1,221,851
Chief Legal Officer and	2021	417,705	—	735,259	153,339	76,385	27,856	1,410,544
General Counsel	2020	410,616	400,000	503,548	260,863	228,871	24,896	1,828,794

John Abt (3)	2022	$408,883	—	$513,092	$—	$63,495	$19,150	$1,004,620
Vice President, Chief Quality, IT and	2021	359,409	—	596,369	113,090	65,724	19,611	1,154,203
Operations Officer	2020	353,346	344,500	283,703	131,340	175,659	25,080	1,313,628

(1)	In Fiscal Year 2022, the non-equity incentive plan compensation only includes the short-term incentive (STI) earned and payable to each NEO. The Cash LTIP is not included in the Summary Compensation table and will be reported in the Summary Compensation table at the end of the three-year performance period in Fiscal 2024, to the extent earned.
(2)	Mr. Kozlowski was appointed to the role of Vice President of Finance and Chief Financial Officer effective August 31, 2019. Mr. Kozlowski assumed the Principal Accounting Officer role effective July 13, 2020.
(3)	Mr. Abt assumed the Chief IT Officer role in December 2021.

All Other Compensation

The following summarizes the components of column (h) of the Summary Compensation Table above:

		Company
		Match
		Contributions	Auto	Pay in Lieu of	Wellness	Excess Life
Name and Principal Position	Fiscal Year	401(k) Plan	Allowance	Vacation	Benefit	Insurance	Total
Timothy Crew	2022	$5,853	$13,500	$14,856	$—	$411	$34,620
Chief Executive Officer	2021	5,625	13,500	14,856	2,250	342	36,573
	2020	9,750	13,500	—	4,250	268	27,768

John Kozlowski	2022	$10,542	$10,800	$8,673	$—	$119	$30,134
Vice President of Finance, Chief Financial	2021	3,073	10,800	7,885	2,250	109	24,117
Officer and Principal Accounting Officer	2020	13,035	10,800	7,404	4,250	93	35,582

Maureen Cavanaugh	2022	$9,620	$10,800	$—	$—	$396	$20,816
Senior VP and Chief Commercial	2021	5,491	10,800	—	2,250	396	18,937
Operations Officer	2020	9,760	10,800	—	4,250	396	25,206

Samuel Israel	2022	$7,570	$10,800	$8,406	$—	$411	$27,187
Chief Legal Officer and	2021	7,935	10,800	6,529	2,250	342	27,856
General Counsel	2020	9,588	10,800	—	4,250	258	24,896

John Abt	2022	$6,437	$10,800	$1,635	$—	$278	$19,150
Vice President, Chief Quality, IT and	2021	6,303	10,800	—	2,250	258	19,611
Operations Officer	2020	9,832	10,800	—	4,250	198	25,080

Grants of Plan-Based Awards in Fiscal 2022

		Estimated Future Payouts				Estimated Future Payouts			All Other Stock	Grant Date
		Under Non-Equity Incentive				Under Equity Incentive Plan			Awards:	Fair Value of
		Plan Awards				Awards (2)			Number of	Stock and
		Short-term			Long-term (1)				Shares of
		Threshold	Target	Maximum	Target				Stocks or Units	Options
Name	Grant Date	($)	($)	($)	($)	Threshold	Target	Maximum	(#) (3)	Awards (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Timothy Crew		$309,000	$772,500	$1,390,500	$540,750
Chief Executive Officer	7/27/2021					71,908	143,816	287,632		$662,992
	7/27/2021					71,909	143,817	287,634		$1,074,313
	7/27/2021								172,580	$795,594

John Kozlowski		$98,400	$270,600	$442,800	$143,500
Vice President of Finance,	7/27/2021					19,083	38,165	76,330		$175,941
Chief Financial Officer and	7/27/2021					19,083	38,165	76,330		$285,093
Principal Accounting Officer	7/27/2021								45,798	$211,129

Maureen Cavanaugh		$108,274	$278,802	$487,231	$157,899
Senior VP and Chief Commercial	7/27/2021					20,997	41,994	83,988		$193,592
Operations Officer	7/27/2021					20,998	41,995	83,990		$313,703
	7/27/2021								50,393	$232,312

Samuel Israel		$101,846	$262,254	$458,309	$148,526
Chief Legal Officer and	7/27/2021					19,751	39,502	79,004		$182,104
General Counsel	7/27/2021					19,751	39,501	79,002		$295,072
	7/27/2021								47,402	$218,523

John Abt		$87,632	$255,000	$394,346	$127,797
Vice President, Chief Quality, IT and	7/27/2021					14,567	29,133	58,266		$134,303
Operations Officer	7/27/2021					14,567	29,133	58,266		$217,624
	7/27/2021								34,960	$161,166

(1)	Cash LTIP awards are presented at target values, with actual payouts to be determined by multiplying the target value by the three-year cumulative percentage change in the Company’s stock price as of 6/30/2024.
(2)	Performance shares tied to three-year relative TSR are presented in the first row and performance shares tied to three-year strategic portfolio goals are presented in the second row.
(3)	All restricted stock grants vest in three equal annual increments.
(4)	Performance shares tied to three-year relative TSR were valued using a Monte Carlo binomial model. The assumptions used in fair value calculations are described in Note 14 “Share-based Compensation” of our Consolidated Financial Statements. The grant date fair value for other stock grants, including target shares for performance shares tied to three-year strategic portfolio goals, reflects the number of shares multiplied by the Company’s closing stock price on the applicable date of grant.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2022 by each of the NEOs. The options were granted ten years prior to the option expiration date and vest over three or four years from that grant date. Restricted shares vest over three or four years from the date of grant.

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive Plan	Incentive Plan
			Incentive Plan					Awards:	Awards:
			Awards:					Number of	Market or
	Number of	Number of	Number of			Number of		Unearned	Payout Value
	Securities	Securities	Securities			Shares or	Market Value	Shares, Units	of Unearned
	Underlying	Underlying	Underlying			Units of	of Shares or	or Other	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Units of Stock	Rights That	or Other
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	That Have Not	Have Not	Rights That
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Have Not
(a)	(b)	(c)	(d)	(d)	(e)	(f)	(g)	(h)	Vested ($)
Timothy Crew	32,103	—	—	$23.65	1/1/2028
Chief Executive Officer	21,626	—	—	$12.20	7/29/2028
	104,034	104,036	—	$6.57	7/28/2029
	48,209	96,419	—	$5.95	7/30/2030
						373,387	$216,564	516,702	$299,687

John Kozlowski	4,000	—	—	$4.16	10/25/2022
Vice President of Finance,	9,334	—	—	$13.86	9/4/2023
Chief Financial Officer and	4,200	—	—	$34.77	8/11/2024
Principal Accounting Officer	9,953	—	—	$12.20	7/29/2028
	23,000	23,000	—	$6.57	7/28/2029
	12,373	24,748	—	$5.95	7/30/2030
						98,368	$57,053	132,618	$76,918

Maureen Cavanaugh	34,300	34,300	—	$6.57	7/28/2029
Senior VP and Chief Commercial	14,077	28,154	—	$5.95	7/30/2030
Operations Officer						111,469	$64,652	154,063	$89,357

Samuel Israel	2,759	—	—	$17.40	9/21/2027
Chief Legal Officer and	13,665	—	—	$12.20	7/29/2028
General Counsel	32,284	32,286	—	$6.57	7/28/2029
	13,241	26,484	—	$5.95	7/30/2030
						104,866	$60,822	144,937	$84,063

John Abt	1,970	—	—	$59.20	7/21/2025
Vice President, Chief Quality, IT and	1,155	—	—	$31.30	7/26/2026
Operations Officer	2,759	—	—	$17.40	9/21/2027
	6,454	—	—	$12.20	7/29/2028
	16,254	16,256	—	$6.57	7/28/2029
	9,766	19,532	—	$5.95	7/30/2030
						81,805	$47,447	101,410	$58,818

Options Exercised and Stock Vested During the Fiscal Year Ended June 30, 2022

The following table sets forth information concerning stock options exercised and stock awards that vested during Fiscal 2022 for each of the NEOs.

	Options		Stock Awards
	Number of Shares	Value	Number of	Value
Name and Principal Position	Acquired	Realized	Shares Acquired	Realized
(a)	On Exercise	on Exercise	on Vesting	on Vesting
Timothy Crew	—	$—	106,181	$494,300
Chief Executive Officer

John Kozlowski	—	$—	28,942	$132,593
Vice President of Finance, Chief Financial Officer and Principal Accounting Officer

Maureen Cavanaugh	—	$—	30,537	$142,226
Senior VP and Chief Commercial Operations Officer

Samuel Israel	—	$—	32,382	$150,755
Chief Legal Officer and General Counsel

John Abt	—	$—	25,146	$112,860
Vice President, Chief Quality, IT and Operations Officer

Employment and Separation Agreements

The Company has entered into employment agreements with its current NEOs. Each of the agreements provides for an annual base salary and eligibility to receive a bonus. The salary and bonus amounts of these executives are determined by the review and approval of the Compensation Committee in accordance with the Committee’s charter as approved by the Board of Directors. Additionally, these executives are eligible to receive stock options and restricted stock awards. In 2018, the Company amended each of the employment agreements it has entered into with its current NEOs and with other employees to confirm and clarify that nothing in the employment agreements prohibits or limits the right of any employee from providing confidential information to or otherwise communicating with the SEC or any other governmental entity or self-regulatory organization or from accepting financial awards from the SEC or any other governmental entity or self-regulatory organization. Under the terms of the employment agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability. In certain termination situations, the Company is liable to pay these executives severance compensation as discussed in the table below.

Potential Payments upon Termination or Change in Control

The following table summarizes potential payments or benefits upon various termination of employment scenarios for our current NEOs as of fiscal year end and assumes that the relevant triggering event occurred on June 30, 2022. The fair market values of share-based compensation (i.e. Stock Options and Restricted Stock) were calculated using the closing price of Lannett Company, Inc. stock ($0.58) on June 30, 2022, which was the last trading day of Fiscal 2022. For purposes of this table, no values were assigned for accelerated exercisability of unvested stock options since all outstanding grants have exercise prices above the fair market value of Lannett Company’s closing stock on June 30, 2022.

			Acceleration and
			Exercisability	Acceleration
	Base	Annual	Of Unvested	Of Unvested	Insurance
	Salary	Cash	Stock Option	Restricted	Benefit	Other
Name	Continuation	Bonus	Awards	Stock	Continuation	Benefits	Total

Timothy Crew
Without Cause/ With Good Reason (1) (2)	$2,317,500	$183,136	$—	$516,252	$31,571	$4,732	$3,053,191

For Cause or Retirement / Death / Disability (3) (4)	$—	$183,136	$—	$—	$—	$4,732	$187,868

Change in Control (5)	$2,317,500	$183,136	$—	$516,252	$31,571	$4,732	$3,053,191

John Kozlowski
Without Cause/ With Good Reason (1) (2)	$676,500	$58,374	$—	$133,972	$21,721	$5,880	$896,447

For Cause or Retirement / Death / Disability (3) (4)	$—	$58,374	$—	$—	$—	$5,880	$64,254

Change in Control (5)	$902,000	$58,374	$—	$133,972	$21,721	$5,880	$1,121,947

Maureen Cavanaugh
Without Cause/ With Good Reason (1) (2)	$697,005	$61,408	$—	$154,009	$26,882	$4,460	$943,764

For Cause or Retirement / Death / Disability (3) (4)	$—	$61,408	$—	$—	$—	$4,460	$65,868

Change in Control (5)	$929,340	$61,408	$—	$154,009	$26,882	$4,460	$1,176,099

Samuel Israel
Without Cause/ With Good Reason (1) (2)	$655,635	$57,763	$—	$144,886	$3,973	$5,300	$867,557

For Cause or Retirement / Death / Disability (3) (4)	$—	$57,763	$—	$—	$—	$5,300	$63,063

Change in Control (5)	$874,180	$57,763	$—	$144,886	$3,973	$5,300	$1,086,102

John Abt
Without Cause/ With Good Reason (1) (2)	$637,500	$54,074	$—	$106,265	$50,880	$5,428	$854,147

For Cause or Retirement / Death / Disability (3) (4)	$—	$54,074	$—	$—	$—	$5,428	$59,502

Change in Control (5)	$850,000	$54,074	$—	$106,265	$50,880	$5,428	$1,066,647

(1)	Each employment agreement ranges from 1-3 years and is automatically renewed unless notice is given by either party. Any non-renewal of the existing employment agreements by the Company and any resignation of the Executive with Good Reason both constitute a termination without Cause. Under the current employment agreements with our NEOs, base salary continuation for a period of 18-36 months (and ranging from 24-36 months for a qualifying termination following a Change in Control ), pro-rated cash bonus as if all targets and goals were achieved subject to any applicable cap on cash payments, acceleration of exercisability of unvested stock option awards, acceleration of unvested restricted stock, and insurance benefit continuation for a period of 18 months (collectively “Severance Compensation”) will only be made if the Executive executes and delivers to the Company, in a form prepared by the Company, a release of all claims against the Company and other appropriate parties, excluding the Company’s performance obligation to pay Severance Compensation and the Executive’s vested rights under the Company sponsored retirement plans, 401(k) plans and stock ownership plans (“General Release”). Severance Compensation is paid in equal monthly installments over a 12-month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date. Earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(2)	Under the existing employment agreements, Good Reason is defined as giving written notice of his or her resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s position or a material and adverse alteration in the nature of his or her duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than 100 miles from its current location.
(3)	Under the existing employment agreements, if the Executive is terminated For Cause; by death; by disability; resigns without Good Reason; or retires; earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.
(4)	For Cause generally means Executive’s willful commission of an act constituting fraud, embezzlement, breach of fiduciary duty, material dishonesty with respect to the Company, gross negligence or willful misconduct in performance of Executive duties, willful violation of any law, rule or regulation relating to the operation of the Company, abuse of illegal drugs or other controlled substances or habitual intoxication, willful violation of published business conduct guidelines, code of ethics, conflict of interest or other similar policies, and Executive becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the DEA, the FDA or the SEC) or if any complaint is filed against the Executive by any such regulatory agency.
(5)	Under the existing employment agreements, a Change in Control is defined as a “change in ownership of the Company”, “a change in effective control of the Company”, or “a change in ownership of a substantial portion of the Company’s assets.” If the Executive is terminated by the Company without Cause or resigns with Good Reason within 24 months of a Change in Control event, the Executive shall be entitled to earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items. These items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date. Additionally, the Executive shall be entitled to Severance Compensation to be paid in equal monthly installments over a 12-month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date. A written notice that the Executive’s employment term is not extended within the 24-month period after a Change in Control shall be deemed a termination without Cause, unless the Executive and the Company execute a new employment agreement.

CEO Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the SEC, we are providing the following information about the annual total compensation of our employees and the annual total compensation of our current CEO, Timothy Crew. For the year ended June 30, 2022, Mr. Crew’s total compensation, as reported in the Summary Compensation Table of this proxy statement, was $3,532,372 and total compensation for our median employee, as calculated in accordance with the requirements of Regulation S-K, was $82,124, resulting in a ratio of 43.0 to 1. This pay ratio information has been calculated in a manner consistent with SEC regulations.

For purposes of determining the median employee for the fiscal year ending June 30, 2022, we determined that as of May 31, 2022, our employee population consisted of 562 individuals working at our company and its consolidated subsidiaries. For each of the 562 U.S.-based employees (other than Mr. Crew), we used their annualized base salary and target cash and equity incentive awards as of May 31, 2022 as a consistently applied compensation measure to identify the median employee. We used target cash and equity incentives since actual awards for Fiscal 2022 for each employee were not yet determined. We annualized values for employees hired after July 1, 2021, the start of our Fiscal Year.

Because the SEC rules permit significant flexibility in terms of approaches used to calculate compensation and identify the median employee, comparisons among companies may not be very meaningful, even for companies within the same industry.

COMPENSATION OF DIRECTORS

Our Board of Directors is actively involved in providing strategic direction and fiduciary oversight to the Company. During Fiscal 2022, we had a total of seven Board members (and a total of six members as of the end of Fiscal 2022) which resulted in a significant workload for our Directors. Our Board of Directors held numerous meetings and teleconferences in Fiscal 2022 in carrying out its responsibilities. The Board is actively involved in transactional due diligence, management succession planning, on-going reviews of business development activities and strategic initiatives to position the Company for future growth. The Board also continued to be actively involved in addressing the COVID-19 pandemic and ongoing challenges associated with the highly competitive generic pharmaceuticals sector.

For Fiscal 2022, our non-employee Directors received a cash retainer of $90,000, unchanged from Fiscal 2021, payable in monthly increments of $7,500, for Board and committee service. Mr. LePore also received an additional retainer of $30,000 for serving as our Independent Non-Employee Board Chairman, and Mr. Drabik received an additional retainer of $24,000 for his central role and for continued Board leadership work. No other cash retainers or meeting fees were provided during Fiscal 2022. As an executive director, Mr. Crew does not participate in the non-employee director compensation program.

Board members receive annual equity grants to recognize their service during the prior fiscal year. Grant levels may vary from year to year based on Company performance. Based on the Company’s performance and the significant efforts and contributions of our Directors in Fiscal 2021, each non-employee Board member received an award of 56,819 common shares with a grant date value of $200,003, immediately vested at grant in August 2021. These grants are shown in the table below, since they occurred in Fiscal 2022. Beginning with equity awards in Fiscal 2021, the Board moved the annual grant date from July to the end of August or early September, which is not during a “blackout” period, to allow Directors to immediately sell shares to fund tax liabilities associated with the grants.

Effective in July 2014, the Board of Directors approved stock ownership guidelines for non-employee Directors equal to three times their cash retainer. Non-employee Directors must meet required ownership levels within five years of first becoming subject to the guidelines and must hold 50% of all net after-tax shares from equity grants until ownership requirements are met (or 100% of such shares if ownership levels are not met by the end of the five-year compliance period). All Directors other than Dr. Rewolinski, who joined the Board in Fiscal 2020, met required ownership levels at or shortly after the end of Fiscal 2021. While ownership values were  generally below required levels based on our stock price as of June 30, 2022, all Directors remained in compliance with the guidelines and applicable stock holding requirements during Fiscal 2022.

We maintain policies that prohibit Directors from pledging Lannett stock or engaging in activity considered hedging of our common stock, and none of our Directors has pledged Lannett stock as collateral for a personal loan or other obligations.

The following table shows compensation information for Fiscal 2022 for non-employee members of our Board of Directors.

					Change in
					Pension Value
				Non-Equity	and Nonqualified
			Options	Incentive Plan	Deferred	All Other
Name	Fees Earned	Stock Awards	Awards	Compensation	Compensation	Compensation	Total
(a)	(b)	(c) (1)	(d)	(e)	(f)	(g)	(h)
Jeffrey Farber	$90,000	$200,003	—	—	—	—	$290,003

David Drabik	$114,000	$200,003	—	—	—	—	$314,003

Paul Taveira (2)	$52,500	$200,003	—	—	—	—	$252,503

Patrick LePore	$120,000	$200,003	—	—	—	—	$320,003

John Chapman	$90,000	$200,003	—	—	—	—	$290,003

Melissa Rewolinski	$90,000	$200,003	—	—	—	—	$290,003

(1)	Reflects grant date award value for equity grants received in Fiscal 2022 to recognize Board service in Fiscal 2021.
(2)	Mr. Taveira retired from the Board in January 2022

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The responsibility for the review of transactions with “related persons” (as defined below) has been assigned to the Audit Committee of the Board of Directors, which was comprised of three independent Directors during Fiscal 2022. “Related persons” are defined as Directors and executive officers or their immediate family members or stockholders owning more than five percent of the Company’s common stock. The Audit Committee annually reviews related party transactions with any related person in which the amount exceeds $120,000.

The Company had net sales of $1.3 million, $2.6 million and $3.0 million during the fiscal years ended June 30, 2022, 2021 and 2020, respectively, to a generic distributor, Auburn. Jeffrey Farber, a current Board member, is the owner of Auburn, which is a member of the Premier Buying Group. Accounts receivable includes amounts due from Auburn of $0.3 million and $0.4 million at June 30, 2022 and 2021, respectively.

As part of its review, the Audit Committee noted that the amount of net sales to Auburn approximated 0.4%, 0.6%, and 0.6% of total net sales during the fiscal years ended June 30, 2022, 2021 and 2020, respectively.

The Audit Committee reviewed an analysis of sales prices charged to Auburn, which compared the average sales prices by product for Auburn sales to the average sales prices by product to other Lannett customers during the same period. As a result of this analysis, the Audit Committee ratified the net sales made to Auburn during the fiscal years ended June 30, 2022, 2021, and 2020.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of Directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board. Currently, there are six members of the Board. Mr. Farber will not be standing for re-election to the Board. The Board nominates the five persons named below who are currently serving on the Board, for election to the Board. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director. The five nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Directors of the Company until the next Annual Meeting or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board and sets forth certain information regarding each nominee. All nominees are currently serving as Directors of the Company. A majority of the Directors on the Board are independent, as defined by the rules of the New York Stock Exchange (“NYSE”). Those Directors are referred to as “independent” below.

Patrick G. LePore was appointed as a Director of the Company in July 2017. On July 1, 2018, Mr. LePore succeeded Mr. Farber as Chairman of the Board of Directors. Mr. LePore served as chairman, Chief Executive Officer and president of PAR Pharmaceuticals, Inc., until the company’s acquisition by private equity investor TPG in 2012. He remained as chairman of the new company through the sale of the company to Endo Pharmaceuticals. Mr. LePore began his career with Hoffmann LaRoche. Later, he founded Boron LePore and Associates, a medical communications company, which he took public and was eventually sold to Cardinal Health. Mr. LePore is the Vice Chairman of the board of Matinas BioPharm. On September 10, 2020, Mr. LePore was appointed as a director of the board of VYNE Therapeutics, Inc. Mr. LePore earned his bachelor’s degree from Villanova University and Master of Business Administration from Fairleigh Dickinson University.

The Governance and Nominating Committee concluded that Mr. LePore is well qualified to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and Director of highly regarded companies within the pharmaceutical industry. Mr. LePore is an independent director as defined by the rules of the NYSE.

John C. Chapman was appointed as a Director of the Company in July 2018. Mr. Chapman is a retired audit partner for KPMG, having specialized in providing audit services to large complex multinational pharmaceutical and consumer market companies. During his tenure at KPMG, he served for six years as a member of the firm’s board of directors and for several years as KPMG’s global chair of pharmaceuticals and chemicals. Mr. Chapman also served as global lead partner for some of KPMG’s largest clients, including Pfizer, Hoechst and PepsiCo, among others. Mr. Chapman, a certified public accountant, earned a Bachelor of Business Administration in accounting practice degree from Pace University, New York.

The Governance and Nominating Committee concluded that Mr. Chapman is well qualified to serve as a Director, due to his extensive experience in the public accounting profession. Additionally, Mr. Chapman has significant experience in dealing with acquisitions, divestitures, initial public offerings and secondary offerings. Mr. Chapman is an independent director as defined by the rules of the NYSE.

Timothy C. Crew was appointed as the Company’s Chief Executive Officer and a Director of the Company in January 2018. Mr. Crew has more than 30 years of experience in the generic and branded pharmaceutical industries. Previously, he served as Chief Executive Officer of Cipla North America, a global pharmaceutical company based in Mumbai, India. Before Cipla, he worked for eight years at Teva Pharmaceuticals Industries Ltd. (“Teva”), where he ultimately served as Senior Vice President and Commercial Operating Officer of the North American Generics division, the world’s largest generic operation with multibillion dollars of annual sales. Before that, he was Teva’s Vice President, Alliances and Business Development. Mr. Crew was also an Executive Vice President, North America, for Dr. Reddy’s Laboratories Ltd. Mr. Crew began his pharmaceutical career at Bristol-Myers Squibb, where he held a number of senior management positions in global marketing, managed healthcare, marketing, business development and strategic planning. Prior to his pharmaceutical roles, Mr. Crew served in the United States Army, where he rose to the rank of Captain. Mr. Crew earned a Bachelor of Arts degree in economics from Pomona College and a Masters of Business Administration degree from Columbia Business School.

The Governance and Nominating Committee concluded that Mr. Crew is well qualified to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and Director of highly regarded companies within the pharmaceutical industry.

David Drabik was elected a Director of the Company in January 2011. Mr. Drabik is a National Association of Corporate Directors Governance Fellow. Since 2002, Mr. Drabik has been President of Cranbrook & Co., LLC (“Cranbrook”), an advisory firm primarily serving the private equity and venture capital community. At Cranbrook, Mr. Drabik assists and advises its clientele on originating, structuring and executing private equity and venture capital transactions. From 1995 to 2002, Mr. Drabik served in various roles and positions with UBS Capital Americas (and its predecessor UBS Capital LLC), a New York City based private equity and venture capital firm that managed $1.5 billion of capital. From 1992 to 1995, Mr. Drabik was a banker with Union Bank of Switzerland’s Corporate and Institutional Banking division in New York City. Mr. Drabik graduated from the University of Michigan with a Bachelor of Business Administration degree.

The Governance and Nominating Committee concluded that Mr. Drabik is well qualified to serve as a Director due, in part, to his understanding and involvement in investment banking. As a global investment bank professional with extensive experience advising senior management, his skills include business analytics, financing and a strong familiarity with SEC documentation. Mr. Drabik is an independent director as defined by the rules of the NYSE.

Melissa Rewolinski was appointed as a Director of the Company in July 2019. Dr. Rewolinski is a National Association of Corporate Governance Fellow. Dr. Rewolinski currently serves as principal of MVR Consulting, where she specializes in providing counsel to small and mid-size biotechnology and pharmaceutical companies. Earlier she held a number of senior level R&D positions for Intercept, rising to Senior Vice President, Head of Technical Operations, and member of the Executive Team. Previously, she served as Senior Director, Development for Amira Pharmaceuticals, and before that as a Chemical Development Group Leader and a Pharmaceutical Sciences Project Team Leader for Pfizer Global R&D. Dr. Rewolinski began her career at Pharmacia & Upjohn as a post-doctoral research scientist. She is a member of the Board of Directors of ATCC (American Type Culture Collection), a private, nonprofit, global biological resource center and standards organization that provides scientists with the biomaterials and resources they need to conduct critical life science research. Dr. Rewolinski earned a Doctorate degree in Organic Chemistry and Bachelor of Science degree in Chemistry, magna cum laude, from Rice University.

The Governance and Nominating Committee concluded that Dr. Rewolinski is well qualified to serve as a Director due, in part, to her significant experience in operational and drug development roles within the pharmaceutical industry. Dr. Rewolinski is an independent director as defined by the rules of the NYSE.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

PROPOSAL NO. 2 — RATIFICATION OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS

The Board and the Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as the Company’s independent auditors for the fiscal year ending June 30, 2023. Under the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — we are not required to have the stockholders ratify the selection of Grant Thornton as our independent auditors. We are doing so because we believe it is good corporate practice to do so. If the stockholders do not ratify the selection of Grant Thornton, the Board and the Audit Committee may reconsider whether or not to retain Grant Thornton. Additionally, even if the selection is ratified, the Board and the Audit Committee in their sole discretion may change independent auditors at any time throughout the fiscal year. Representatives from Grant Thornton are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton LLP served as the independent auditors of the Company during Fiscal 2022, 2021 and 2020. No relationship exists, other than the usual relationship between independent public accountant and client. The following table identifies the fees incurred for services rendered by Grant Thornton LLP in Fiscal 2022, 2021, and 2020.

(In thousands)	Audit Fees	Tax Fees (1)	Total Fees

Fiscal 2022	$1,082	$15	$1,097
Fiscal 2021	$1,413	$72	$1,485
Fiscal 2020	$1,510	$211	$1,721

(1)	Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments and various tax planning services.

The non-audit services provided to the Company by Grant Thornton LLP were pre-approved by the Company’s Audit Committee. Prior to engaging its auditor to perform non-audit services, the Company’s Audit Committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee Charter provides that pre-approval may be granted by the Audit Committee Chairman. The Audit Committee Chairman must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO. 3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed under the “Executive Compensation” section of this Proxy Statement. As described under the “Executive Compensation” section of this Proxy Statement the overall objective of our executive compensation program is to focus our executives on creating long-term stockholder value and directly linking corporate and individual performance goals with the results of the Company. Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, we are asking our stockholders to vote “FOR” this proposal.

While we intend to carefully consider the voting results of this proposal, the vote is advisory and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED UNDER THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

PROPOSAL NO. 4 – APPROVAL OF THE REVERSE STOCK SPLIT

GENERAL

The Board has adopted a resolution approving and recommending to the Company’s stockholders for their approval a proposed amendment to our Certificate of Incorporation in the form set forth in Appendix II to this Proxy Statement (the “Reverse Stock Split Amendment”) to effect a reverse split of our issued and outstanding shares of Common Stock (the “Reverse Stock Split”) and, if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of our Common Stock by the selected Reverse Stock Split ratio.

A vote “FOR” the Reverse Stock Split will constitute approval of the Reverse Stock Split Amendment providing for the combination of between 1-for-3 and 1-for-5 shares of Common Stock, inclusive, as determined in the sole discretion of the Board, into one share of Common Stock. If our stockholders approve this proposal, the Board will have the authority, but not the obligation, in its sole discretion and without further action on the part of our stockholders, to select the Reverse Stock Split ratio within the above range and to implement the Reverse Stock Split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment. The Board reserves the right to abandon the Reverse Stock Split at any time prior to filing the Reverse Stock Split Amendment if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

In determining which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval, the Board may consider, among other things, various factors such as:

●	the minimum continued listing requirements of the New York Stock Exchange (“NYSE”) and whether the Reverse Stock Split will result in a high enough price to comply with such continued listing requirements;
●	the historical trading price and trading volume of our Common Stock;
●	the then prevailing trading price and trading volume of our Common Stock and the expected impact of the Reverse Stock Split on the trading market for our Common Stock;
●	which Reverse Stock Split ratio would result in the least administrative cost to us;
●	prevailing general market and economic conditions; and
●	the number of authorized shares required to provide for the issuance of shares upon the exercise of outstanding warrants and other convertible securities.

PURPOSE OF THE REVERSE STOCK SPLIT

The Reverse Stock Split will allow us to attempt to increase the bid price of our Common Stock by reducing the number of outstanding shares of our Common Stock. To continue listing on the NYSE, the Company must comply with the applicable NYSE continued listing requirements, which requirements include, among others, a minimum bid price of at least $1.00 per share. As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 18, 2022, the Company received notice (the “Notice”) by the NYSE that it was not in compliance with the continued listing standard set forth in Section 802.01C (“Section 802.01C”) of the NYSE’s Listed Company Manual because the average closing price of the our Common Stock was less than $1.00 per share over a consecutive trading-day period.

Pursuant to Section 802.01C, the Company has a period of six months following the receipt of the Notice to regain compliance with the minimum share price requirement. In order to regain compliance, on the last trading day of any calendar month during the cure period or on the last business day of the six month cure period, the Company’s Common Stock must demonstrate (i) a closing price of at least $1.00 per share and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on such date. If the Company is unable to regain compliance with the $1.00 share price rule within this period, the NYSE will initiate procedures to suspend and delist the Common Shares. Section 802.01C also provides for an exception to the six-month cure period if the action required to cure the price condition requires stockholder approval, in which case, the action needs to be approved by no later than the Company’s next annual stockholder’s meeting. The price condition will be deemed cured if the Company’s share price promptly exceeds $1.00 per share, and the price remains above that level for at least the following 30 trading days.

The Board has considered the potential harm to the Company if such deficiencies were to occur and we were not able to regain compliance, which would result in our Common Stock being delisted from the NYSE. Delisting would likely adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

The Board believes that a Reverse Stock Split is a potentially effective means for the Company to regain compliance with applicable NYSE continued listing requirements or to allow the Company to meet the initial listing requirements of another exchange in the event that the Company decides to transfer to another exchange or is required to transfer to another exchange in the event that the Company cannot meet the NYSE continued listing requirements.

Additionally, the Board believes that the increase in the number of available shares of Common Stock following the Reverse Stock Split will provide the Company with the ability to support its future anticipated growth and would provide greater flexibility to consider and respond to future business opportunities and needs as they arise, including equity financings and stock-based acquisitions of new technology and product development candidates. The availability of additional shares of Common Stock would permit the Company to undertake certain of the foregoing actions without delay and expense associated with holding a special meeting of stockholders to obtain stockholder approval each time such an opportunity arises that would require the issuance of shares of our Common Stock.

Further, the Company compensates key employees through equity-based compensation programs. This compensation program is essential to the high-risk nature of the business and provides the ability to align the interests of key employees with stockholders.

If our stockholders approve the Reverse Stock Split, we intend to implement the Reverse Stock Split promptly. However, the Board reserves the right to abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders. The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including NYSE continued listing requirements, market conditions, and existing and expected trading prices for the Common Stock.

IMPACT OF THE REVERSE STOCK SPLIT, IF IMPLEMENTED

If approved and implemented, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of Common Stock and Common Stock equivalents. Any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be aggregated and sold by the Company’s transfer agent in the manner set forth below under the heading “Fractional Shares”. The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company (subject to the treatment of fractional shares). In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

Our authorized capital stock currently consists of 100 million shares of Common Stock. The Reverse Stock Split will result in a corresponding reduction in the number of authorized shares of our Common Stock by the selected Reverse Stock Split ratio.

The table below sets forth, as of November 28, 2022, and for illustrative purposes only, certain effects of potential Reverse Stock Split ratios of 1-for-3 and 1-for-5, inclusive, including on our total outstanding Common Stock equivalents (without giving effect to the treatment of fractional shares).

Common Stock and
				equivalents assuming		Percent of total
	Common Stock and			certain reverse stock		outstanding
	equivalents outstanding			split ratios		after reverse
	prior to reverse stock split			1-for-3	1-for-5	stock split
Common Stock outstanding	[●]	[●]	%	[●]	[●]	[●]	%
Common Stock underlying options	[●]	[●]	%	[●]	[●]	[●]	%
Common Stock underlying warrants	[●]	[●]	%	[●]	[●]	[●]	%
Total Common Stock and equivalents	[●]	[●]	%	[●]	[●]	[●]	%
Common Stock available for future issuance	[●]	[●]	%	[●]	[●]	[●]	%

This table does not account for fractional shares that will be aggregated and sold by the Company’s transfer agent in the manner set forth below under the heading “Fractional Shares”.

The principal effects of the Reverse Stock Split will be as follows:

●	each 1-for-3 to 1-for-5 shares of Common Stock, inclusive, as determined in the sole discretion of the Board, owned by a stockholder, will be combined into one new share of Common Stock, with any fractional shares that would otherwise be issuable as a result of the split being aggregated and sold by the Company’s transfer agent in the manner set forth below under the heading “Fractional Shares”;
●	the number of shares of Common Stock issued and outstanding will be reduced accordingly, as illustrated in the table above;
●	proportionate adjustments will be made to the per share exercise prices and/or the number of shares issuable upon exercise or conversion of outstanding options, warrants, and any other convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such securities upon exercise or conversion as had been payable immediately preceding the Reverse Stock Split;
●	there will be a corresponding reduction in the number of our authorized shares of Common Stock by the selected Reverse Stock Split ratio; and
●	the number of shares reserved for issuance under the securities described immediately above will be reduced proportionately.

CERTAIN RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

Certain risks associated with the Reverse Stock Split are as follows:

●	There can be no assurance that the Reverse Stock Split will result in any particular price for our Common Stock, and there is no guarantee that the Reverse Stock Split will result in a high enough price to comply with NYSE continued listing requirements, which could result in the NYSE taking action to delist the Company. In addition, we will have fewer shares that are publicly traded. As a result, the trading volume and the liquidity of our Common Stock may decline.
●	If the Reverse Stock Split is approved and implemented and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our Common Stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.
●	There can be no assurance that the market price per share of our Common Stock after the Reverse Stock Split will increase and remain in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our Common Stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.
●	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The Board believes that the Reverse Stock Split is in the best interests of the Company and its stockholders. However, the Board reserves its right to abandon the Reverse Stock Split if it determines, in its sole discretion, that it would no longer be in the best interests of the Company and its stockholders to implement the Reverse Stock Split.

EFFECTIVE TIME

The proposed Reverse Stock Split would become effective as of 12:01 a.m., Eastern time (the “Effective Time”) on the date specified in the Reverse Stock Split Amendment filed with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, at the Effective Time, shares of our Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of our stockholders, into one share of our Common Stock in accordance with the Reverse Stock Split ratio of between 1-for-3 and 1-for-5, inclusive and the number of shares of Common Stock authorized will remain the same. The Reverse Stock Split will result in a corresponding reduction in the number of authorized shares of our common stock by the selected Reverse Stock Split ratio.

After the Effective Time, our Common Stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Common Stock will continue to be listed on the NYSE.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

If stockholder approval is obtained for the Reverse Stock Split, the Board expects to select an appropriate ratio and implement the Reverse Stock Split promptly. However, the Board reserves the authority to decide, in its sole discretion, to delay or abandon the Reverse Stock Split after such vote and before the effectiveness of the Reverse Stock Split if it determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

FRACTIONAL SHARES

Our stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split. Instead, any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be aggregated and sold by the Company’s transfer agent as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. After the transfer agent’s completion of such sale, stockholders shall receive a payment, without interest or deduction, from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds of that sale.

NO GOING-PRIVATE TRANSACTION

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, the Board does not intend for the Reverse Stock Split to be the first step in a “going-private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

EFFECT ON BENEFICIAL HOLDERS OF COMMON STOCK

Upon the Reverse Stock Split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of our Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

EFFECT ON REGISTERED “BOOK-ENTRY” HOLDERS OF COMMON STOCK

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Common Stock held following the Reverse Stock Split.

EFFECT ON OPTIONS, WARRANTS AND RESTRICTED STOCK AWARDS

If the Reverse Stock Split is approved and implemented, all outstanding equity awards under our 2014 and 2021 Long-Term Incentive Plans (the “Plans”), all other outstanding equity awards and any Common Stock warrants or other instruments convertible into shares of Common Stock that are outstanding will be adjusted by the ratio selected by the Board and will be rounded down to the nearest whole share and a corresponding adjustment will be made to their exercise price, with the exercise price rounded up to the nearest whole cent. Additionally, the number of shares of our Common Stock authorized for issuance under all stock-based awards granted pursuant to the Plans will also be adjusted by the Reverse Stock Split ratio selected by the Board.

NO APPRAISAL RIGHTS

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such rights.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Any discussion of tax matters set forth in this Proxy Statement was not intended or written to be used, and cannot be used by you, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Stockholders should seek advice based on their particular circumstances from an independent tax advisor.

The following is a summary of material United States federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. Except where noted, this summary deals only with our Common Stock that is held as a capital asset for federal income tax purposes.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below.

This summary does not address all aspects of United States federal income taxes that may be applicable to holders of Common Stock and does not deal with non-United States, state, local or other tax considerations that may be relevant to stockholders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; an insurance company; a tax-exempt organization; a person holding shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle; a trader in securities that has elected the mark-to-market method of accounting for your securities; a person liable for alternative minimum tax; a person who owns or is deemed to own 10% or more of our voting stock; a person who acquired our Common Stock pursuant to the exercise of compensatory stock options or the vesting of restricted shares of Common Stock; a partnership or other pass-through entity for United States federal income tax purposes; a person whose “functional currency” is not the United States dollar; a United States expatriate; a “controlled foreign corporation”; or a “passive foreign investment company”).

We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to stockholders as a result of the Reverse Stock Split.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisors.

We believe that the Reverse Stock Split, if implemented, would be a tax-free recapitalization under the Code. If the Reverse Stock Split qualifies as a recapitalization under the Code, then, generally, for United States federal income tax purposes, no gain or loss will be recognized by the Company in connection with the Reverse Stock Split, and no gain or loss will be recognized by stockholders that exchange their shares of pre-split Common Stock for shares of post-split Common Stock. The post-split Common Stock in the hands of a stockholder following the Reverse Stock Split will have an aggregate basis equal to the aggregate basis of the pre-split Common Stock held by that stockholder immediately prior to the Reverse Stock Split. Similarly, a stockholder’s holding period for the post-split Common Stock will be the same as the holding period for the pre-split Common Stock exchanged therefor.

Alternative characterizations of the Reverse Stock Split are possible. For example, while the Reverse Stock Split, if implemented, would generally be treated as a tax-free recapitalization under the Code, stockholders whose fractional shares resulting from the Reverse Stock Split are sold by the transfer agent and exchanged for cash will be treated as having exchanged the fractional shares for cash in a redemption by the Company and will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and their adjusted basis allocable to the fractional share interests redeemed. Such gain or loss will be long term capital gain or loss if the shares held prior to the Reverse Stock Split were held for more than one year. However, we believe that, in such case, the resulting tax liability may not be material in view of the low value of such fractional interest. Stockholders should consult their own tax advisors regarding alternative characterizations of the Reverse Stock Split for United States federal income tax purposes.

COSTS

The cost of exchanging fractional shares for cash will be borne by the Company’s transfer agent. We have engaged Georgeson LLC to assist with the solicitation of proxies for an estimated fee of $13 thousand plus reasonable out-of-pocket expenses.

Board Recommendation

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

Approval of this proposal requires the affirmative vote of a majority of the votes cast by all stockholders entitled to vote on this proposal.

PROPOSAL NO. 5 – ADJOURNMENT PROPOSAL

We are asking our stockholders to approve a proposal to approve one or more adjournments of the Annual Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Reverse Stock Split proposal at the time of the Annual Meeting or if we do not have a quorum at the Annual Meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the Annual Meeting and any reconvened session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against approval of the Reverse Stock Split proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Reverse Stock Split proposal such that the proposal would be defeated, we could adjourn the Annual Meeting without a vote on the approval of such proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of such proposal. Additionally, we may seek to adjourn the Annual Meeting if a quorum is not present at the Annual Meeting.

The Board believes that it is in the best interests of our company and our stockholders to be able to adjourn the Annual Meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the approval of the Reverse Stock Split proposal if there are insufficient votes to approve such proposal at the time of the Annual Meeting or in the absence of a quorum.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

APPROVAL OF THIS PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY ALL STOCKHOLDERS ENTITLED TO VOTE ON THIS PROPOSAL.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSAL NOTICE REQUIREMENTS FOR 2024 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company. Stockholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders if they are received by the Company on or before August [  ], 2023. Any proposal should be sent to the Company at Lannett Company, Inc., 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania 19053. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered at the 2024 Annual Meeting of Stockholders, such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s Amended and Restated Bylaws (the “Bylaws”). In order for a proposal to be timely under the Bylaws, it must be received at least 90 calendar days before the anniversary date of the Company’s immediately preceding Annual Meeting of Stockholders (i.e., October [  ], 2023). However, in the event that the Annual Meeting of Stockholders is called for a date that is not within 30 calendar days before or after the anniversary date of the immediately preceding Annual Meeting of Stockholders, notice of a stockholder proposal in order to be timely must be received not later than the close of business on the tenth calendar day following the day on which notice of the date of the Annual Meeting of Stockholders was mailed or public disclosure of the date of the Annual Meeting of Stockholders was made, whichever occurs first.

FISCAL YEAR 2022 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2022 accompanies this Proxy Statement. You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 at no charge by writing to Lannett Company, Inc., attention Chief Financial Officer, 1150 Northbrook Drive, Suite 155, Trevose, Pennsylvania 19053.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December [ ], 2022	LANNETT COMPANY, INC.

Patrick G. LePore
Chairman of the Board

Appendix I.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

866-257-5415

Appendix II.

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

OF LANNETT COMPANY, INC.

LANNETT COMPANY, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

1.The name of this corporation is Lannett Company, Inc. and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was December 2, 1991 (the “Certificate of Incorporation”).
2.The date on which the first amendment to the Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was January 24, 2014.
3.That, on November 9, 2022, the Board of Directors of the corporation, pursuant to the authority vested in it by Section 141 of the Delaware General Corporation Law (the “DGCL”), adopted as a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Certificate of Incorporation, as amended, of said corporation:

RESOLVED, that this corporation’s Certificate of Incorporation, as amended, is hereby amended by revising Paragraph 4 to read as follows:

4.	The corporation is authorized to issue capital stock to the extent of:

[33,333,333][25,000,000][20,000,000] Shares of Common Stock, $.001 Par Value

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, as amended, of the corporation, each [3][4][5] shares of Common Stock, $.001 Par Value (the “Old Common Stock”), either issued and outstanding or held by the corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, $.001 Par Value (the “New Common Stock”). The corporation shall, through its transfer agent, provide a book-entry statement reflecting the number of shares of New Common Stock to which the holder is entitled following a reverse stock split to holders of Old Common Stock. From and after the Effective Time, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock. The Corporation shall not issue fractional shares of New Common Stock and, in lieu thereof, the corporation’s transfer agent shall aggregate all fractional shares remaining after the Reverse Stock Split and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds of that sale. From and after the Effective Time, the term “New Common Stock” as used in this Paragraph 4 shall mean Common Stock as provided in the Certificate of Incorporation, as amended.

4.That, on __________, the stockholders having a majority of the outstanding stock entitled to vote thereon voted in favor of the foregoing Amendment in accordance with the provisions of Section 211 of the DGCL.
5.That the foregoing Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said Lannett Company, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this __ day of __________.

LANNETT COMPANY, INC.

By:  /s/ Timothy C. Crew

Timothy C. Crew

Chief Executive Officer

Lannett VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 12:00pm, EST, on January 2023.

Online
Go to **www.investorvote.com/LCI** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/LCI

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, and 5.

1. Election of Directors:

Nominee	For	Withhold
01 - Patrick G. LePore	☐	☐
02 - John C. Chapman	☐	☐
03 - Timothy C. Crew	☐	☐
04 - David Drabik	☐	☐
05 - Dr. Melissa Rewolinski	☐	☐

1 U P X

2023 Annual Meeting Admission Ticket

2023 Annual Meeting of Lannett Company, Inc. Stockholders

Wednesday, January 2023, 9:00AM EST
Lannett Company, Inc. Headquarters
1150 Northbrook Drive, Suite 155
Trevose, PA 19053

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/LCI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Lannett Company, Inc.

+

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — January 2023

John Kozlowski, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lannett Company, Inc. to be held on January 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3, 4, and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

+